Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ROTOR ACQUISITION CORP.,

ROTOR MERGER SUB CORP.,

AND

SARCOS CORP.

DATED AS OF APRIL 5, 2021

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ii

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Conversion Written Consent
Exhibit D	Form of Warrant Exercise Notice
Exhibit E-1	Form of Certificate of Merger
Exhibit E-2	Form of Articles of Merger
Exhibit F	Executed Subscription Agreements
Exhibit G	Form of New Incentive Plans
Exhibit H	Form of Governing Documents of Rotor
Exhibit I	Form of Merger Written Consent

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 5, 2021, is made by and among Rotor Acquisition Corp., a Delaware corporation (“Rotor”), Rotor Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Rotor (“Merger Sub”), and Sarcos Corp., a Utah corporation (the “Company”). Rotor, Merger Sub, and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Rotor is a blank check company that was incorporated as a Delaware corporation on August 27, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date hereof, a wholly owned Subsidiary of Rotor that was formed for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Rotor, Rotor is required to provide an opportunity for its stockholders to have their outstanding Rotor Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Rotor Stockholder Approval;

WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with Section 252 of the Delaware General Corporation Law, as amended (the “DGCL”) and Section 16-10a-1107 of the Utah Revised Business Corporation Act, as amended (the “Act”), at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company and a wholly owned subsidiary of Rotor, and, upon the Effective Time of the Merger, all shares of Company Stock will be converted into the right to receive the consideration set forth in Article 2 of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Rotor is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from Rotor, and Rotor has agreed to issue and sell to the PIPE Investors, Rotor Class A Shares in exchange for an aggregate purchase price equal to the PIPE Financing Amount immediately prior to or substantially concurrent with the Closing, on the terms and subject to the conditions set forth in the Subscription Agreements (such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Rotor shall file a proxy statement of Rotor relating to the transactions contemplated by this Agreement and the Ancillary Documents (the “Proxy Statement”), and it is a condition to the consummation of the transactions contemplated by this Agreement that the Rotor Stockholder Approval has been obtained;

WHEREAS, at or prior to the Closing (a) Rotor, Sponsor, and certain Pre-Closing Holders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), and (b) certain Pre-Closing Holders shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreement”);

WHEREAS, Sponsor and the other holders of Rotor Class B Shares have delivered to the Company an executed Waiver Agreement, dated as of the date hereof (the “Waiver Agreement”), whereby in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, Sponsor and such other holders of Rotor Class B Shares have agreed to waive certain of their anti-dilution and conversion rights in connection with the PIPE Financing and the Merger and to forfeit a certain number of Rotor Class B Shares and the Rotor Warrants in connection with the Merger;

WHEREAS, the board of directors of Rotor, acting upon the unanimous recommendation of a special committee comprised solely of disinterested and independent directors (the “Special Committee”), has unanimously (a) recommended, among other things, the approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) by the holders of Rotor Shares entitled to vote thereon, (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of Rotor and the stockholders of Rotor, and declared it advisable to enter into this Agreement, the Ancillary Documents to which Rotor is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the Merger) and the Ancillary Documents and the approval of this Agreement and the Ancillary Documents by the holders of Rotor Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) are in the best interests of the Company and the holders of Company Stock entitled to vote thereon, and declared it advisable to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Merger by the holders of Company Stock entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) is in the best interests of Merger Sub and Rotor, in its capacity as the sole stockholder of Merger Sub, and declared it advisable to enter into this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the Merger) by Rotor, in its capacity as the sole stockholder of Merger Sub;

WHEREAS, in connection with the Company’s entry into this Agreement, certain Pre-Closing Holders who, collectively, constitute at least Requisite Threshold have executed and delivered to the Company an irrevocable written consent in the form set forth on Exhibit C (the “Conversion Written Consent”) in order to effect a conversion of all of the Company Preferred Stock to Company Class A Common Stock in accordance with Section 4(b) of Article 5 of the Amended and Restated Certificate of Incorporation of Sarcos Corp., as amended (the “Company Charter”), with the effective time for such conversion to be conditioned upon the consummation the Closing and to occur as of immediately prior to the Effective Time (the “Company Preferred Conversion”);

WHEREAS, in connection with the Company’s entry into this Agreement, the holders of the Company Warrants have delivered warrant exercise notices in the form attached hereto as Exhibit D (the “Warrant Exercise Notices”), pursuant to which all Company Warrants then outstanding shall, immediately prior to the Effective Time, be exercised into Company Class A Common Stock in accordance with the terms thereof (the “Company Warrant Exercise”); and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, the Merger shall qualify for the Intended Tax Treatment described in Section 5.6.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Approval” has the meaning set forth in Section 5.19.

“Accounting Principles” means GAAP as in effect at the date of the financial statement to which it refers or as in effect as of any other relevant date of determination, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest audited Financial Statements.

“Acquisition Proposal” has the meaning set forth in Section 5.8(a).

“Act” has the meaning set forth in the recitals to this Agreement.

“Additional Rotor SEC Reports” has the meaning set forth in Section 4.8.

“Adjusted Restricted Stock Award” has the meaning set forth in Section 2.2(b)(ii).

“Adjusted Restricted Stock Unit Award” has the meaning set forth in Section 2.2(b)(iii).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax).

“Aggregate Rotor Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by Rotor at Closing from the Trust Account in connection with the transactions contemplated hereby (which proceeds shall, for the avoidance of doubt, be determined (i) after giving effect to the Rotor Stockholder Redemption and (ii) prior to the payment of, and without regard to, any Rotor Transaction Expenses) and (b) the cash proceeds to be received by Rotor at Closing in respect of the PIPE Financing or any Alternative PIPE Financing or any other additional third-party financing pursuant to Section 5.7(b).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(e).

“Alternative PIPE Financing” has the meaning set forth in Section 5.7(b).

“Alternative Subscription Agreement” has the meaning set forth in Section 5.7(b).

“Ancillary Documents” means this Agreement, each Subscription Agreement, the Registration Rights Agreement, each Lock-Up Agreement, the Warrant Exercise Notices, the Waiver Agreement, each Employment Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Audited Financials” has the meaning set forth in Section 3.4(a)(i).

“Base Merger Consideration” has the meaning set forth in the definition of Closing Merger Consideration.

“Business” means the business of, directly or indirectly, designing and producing robotic systems, and other ancillary services related thereto, and all other businesses currently conducted by any Group Company.

“Business Combination” has the meaning set forth in Section 8.18.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company IT Systems or the Group Companies in connection with the Business.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Salt Lake City, Utah or New York, New York are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.13(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, as amended.

“CBA” has the meaning set forth in Section 3.14(e).

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Change in Recommendation” has the meaning set forth in Section 5.10(a).

“Claims” has the meaning set forth in Section 8.18.

“Closing” has the meaning set forth in Section 2.1(c).

“Closing Date” has the meaning set forth in Section 2.1(c).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Merger Consideration” means the sum of (a) 120,000,000 Rotor Common Shares in the aggregate (the “Base Merger Consideration”), plus (b) if a Pre-Closing Financing has been consummated, the Pre-Closing Financing Shares (if any), which sum, for the avoidance of doubt, includes the Rotor Common Shares allocated in respect of the Company Options, the Company Warrants, the Company Restricted Stock Awards, the Company Restricted Stock Unit Awards in accordance with Section 2.2(e), and any Equity Securities issued pursuant to the Pre-Closing Financing (if any).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Charter” has the meaning set forth in the recitals to this Agreement.

“Company Class A Common Stock” means the Class A Common Stock of the Company, $0.001 par value per share.

“Company Class B Common Stock” means the Class B Common Stock of the Company, $0.001 par value per share.

“Company Common Share” has the meaning set forth in Section 2.2(a).

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company D&O Persons” has the meaning set forth in Section 5.5(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).

“Company Earnout Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including (i) the number of shares of Company Common Stock issued upon the Company Preferred Conversion and the Company Warrant Exercise (for clarity, after giving effect to the issuance of any Pre-Closing Financing Shares) and (ii) the number of shares of Company Common Stock subject to the Company Restricted Stock Awards, whether vested or unvested, outstanding immediately prior to the Effective Time.

“Company Equity Plan” means the Company’s 2015 Equity Incentive Plan, and each other plan that provides for the award of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination, for (a) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the letter of intent between Rotor and the Company and this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents), (b) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5, (c) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable in cash by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (d) all payments by any Group Company to obtain any third-party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Document, and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization and Qualification) (other than representations and warranties regarding the Company’s Subsidiaries), 3.2(a) through (d) (Capitalization of the Company), 3.3 (Authority), 3.5(i) and (iii) (No Violations) and 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, relied on, owned, licensed or leased by, or otherwise provided under contract to, a Group Company in the conduct of the Business.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence (each, an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any Effect from or related to (i) conditions affecting the United States or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, (iii) changes in conditions of the financial, banking or securities markets generally, (iv) changes in any applicable Laws (including any Pandemic Response Law) or GAAP, (v) any Effect that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the transactions contemplated by this Agreement, (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (or expressly permitted to be taken as set forth in Section 5.1 hereof or Section 5.1 or the Company Schedules or that is otherwise consented to in writing by Rotor), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to the other clauses of this definition) or (ix) the effects of any hurricane, tornado, flood, earthquake, tsunami, natural disaster or act of God, epidemics, pandemics or disease outbreaks (including COVID-19); provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (iii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Effect has a materially disproportionate effect on the Group Companies, taken as a whole, relative to other similarly situated companies operating in the industries or markets in the geographies in which the Group Companies operate.

“Company Option” means any option to purchase Company Common Stock granted pursuant to a Company Equity Plan.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time but after giving effect to the Company Warrant Exercise and the Pre-Closing Financing (if any), expressed on a fully diluted and as-converted to Company Common Stock basis, including, without duplication, (i) the number of shares of Company Common Stock issued upon the Company Preferred Conversion, (ii) the number of shares of Company Common Stock subject to the Company Restricted Stock Awards, (iii) the number of shares of Company Common Stock subject to the Company Restricted Stock Unit Awards, (iv) the aggregate number of shares of Company Common Stock issuable upon the net exercise of all Company Warrants, and (v) the aggregate number of Option Shares issuable upon the exercise of all Company Options, whether vested or unvested, outstanding immediately prior to the Effective Time in accordance with their respective terms.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to or required to be contributed to the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any Liability, including on account of an ERISA Affiliate.

“Company Preferred Conversion” has the meaning set forth in the recitals to this Agreement.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company, and consisting of the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock.

“Company Products” means all Software and other products from which any of the Group Companies are currently deriving revenue from the sale, license, support, development maintenance or other provision thereof.

“Company Registered Intellectual Property” means all of the following owned by, or filed by or in the name of, any Group Company: issued Patents, pending Patent applications, registered Marks (including internet domain name registrations), pending applications for registration of Marks, registered copyrights, and pending applications for registration of copyrights.

“Company Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under the Company Equity Plan, which includes any shares of Company Common Stock issued pursuant to early exercised Company Options that remain subject to vesting conditions.

“Company Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Equity Plan.

“Company Schedules” means the disclosure schedules to this Agreement delivered to Rotor by the Company on the date hereof.

“Company Shareholder Agreements” means each of the Contracts set forth on Section 1.1(a) of the Company Schedules.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Package” has the meaning set forth in Section 5.15(b).

“Company Warrant Exercise” has the meaning set forth in the recitals to this Agreement.

“Company Warrants” means the warrants issued by the Company to purchase Company Class A Common Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated January 19, 2021, by and between Rotor and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Constituent Corporations” has the meaning set forth in Section 2.1(a).

“Contaminants” has the meaning set forth in Section 3.21(a).

“Contingent Merger Consideration” means, collectively, the First Level Trading Price Consideration and the Second Level Trading Price Consideration.

“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“D&O Persons” has the meaning set forth in Section 5.5(a).

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to the Group Companies’ Processing of Personal Data with respect to privacy, security, or data breach notification requirements (including those under consumer protection Laws) that are applicable to any Group Company:  (i) the Group Companies’ published privacy policies; (ii) all applicable Laws (including, as applicable, the General Data Protection Regulation and the California Consumer Privacy Act); (iii) binding industry standards applicable to the industry in which the Business operates (which shall include, if applicable, the Payment Card Industry Data Security Standard); and (iv) applicable provisions of contracts into which any Group Company has entered or by which they are otherwise bound.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.2(f).

“Dissenting Stockholder” has the meaning set forth in Section 2.2(f).

“DPA” has the meaning set forth in Section 4.20.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.1(c).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, salary continuation, post-termination or post-employment health or welfare, vacation, paid time off, fringe benefit and each other benefit or compensatory plan, program, policy or Contract.

“Employment Agreement” has the meaning set forth in Section 5.20(a).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Plan Approval” means the approval of the Equity Plan Proposal, at the Rotor Stockholders Meeting where a quorum is present, by the affirmative vote of holders of at least a majority of the votes cast by the Pre-Closing Rotor Holders present in person or represented by proxy at the Rotor Stockholders Meeting and entitled to vote on such matter.

“Equity Plan Proposal” means Rotor board and stockholder approval of the New Incentive Plans for Rotor, to be effective at the Closing.

“Equity Rights” has the meaning set forth in Section 3.2(b).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Rotor and the Company.

“Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Closing Merger Consideration divided by (ii) the Company Outstanding Shares.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and any applicable Stock Exchange promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First Level Trading Price Consideration” means, if, at any time during the period beginning on the first anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, the closing share price of a Rotor Common Share is equal to or exceeds Fifteen Dollars ($15.00) for twenty (20) trading days in any thirty (30) consecutive trading day period (the “First Trading Price Threshold”), 14,062,500 Rotor Common Shares.

“First Trading Price Threshold” has the meaning set forth in the definition of “First Level Trading Price Consideration.”

“Foreign Plan” has the meaning set forth in Section 3.11(i).

“Fraud” means actual fraud with the intention to deceive.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Government Bid” means any bid, proposal, offer or quotation made by the Company, any Subsidiary or by a contractor team or joint venture in which the Company or any Subsidiary is participating, that, if accepted, would lead to a Government Contract.

“Government Contract” means any Contract between a Group Company, on the one hand, and (a) the United States Government or any State government, (b) any prime contractor to the United States Government or any State government in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task order or delivery order shall not be considered a Government Contract, for purposes of this definition, but shall be considered part of the Government Contract under which it was issued.

“Governmental Entity” means any United States or non-United States (a) transnational, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or commission.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means, individually, any of the Group Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any substance, material, or waste which is regulated by, or may give rise to Liability or standards of conduct pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, mold, radon, noise, odor, or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family Member” means, with respect to any Person, his or her “Child” (defined as biological, adopted, or foster child, legal ward or child of such Person standing in loco parentis), grandchild, spouse, domestic partner, parent, grandparent, a Child or parent of such Person’s spouse or domestic partner, or sibling (including a half, adopted, or step sibling), or any trust or foundation for the benefit of any of the foregoing Persons.

“Inbound Licenses” has the meaning set forth in Section 3.13(b).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person and its Subsidiaries (on a consolidated basis) for, or in respect to, (a) indebtedness for borrowed money or indebtedness issues or incurred in substitution or exchange for borrowed money (including the PPP Loans), (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs,” “seller notes,” contingent or deferred consideration or purchase price adjustments calculated at the full amount of the possible payment outstanding, (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (f) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to the Closing Date), (g) unfunded or underfunded Liabilities under any defined benefit pension, supplemental retirement or post-employment welfare plan or arrangement, (h) with respect to Rotor, any Affiliate payables or amounts payable to any Affiliate under any management or similar agreement or pursuant to termination of any Contract with any Affiliate at Closing or with respect to the Company, any payables under any Pre-Closing Holder Related Party Transactions or any amounts payable to any Affiliate under any management or similar agreement or pursuant to the termination of any Pre-Closing Holder Related Party Transactions, (i) all obligations for accrued and unpaid dividends and other distributions, (j) all obligations created or arising under any conditional sale or other title retention agreement, (k) all obligations secured by a Lien, (l) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (m) the items identified in Section 1.1(b) (Identified Indebtedness) of the Company Schedules and (n) any of the obligations of any other Person of the type referred to in clauses (a) through (m) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (a) through (n), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.

“Intellectual Property” means any intellectual property or proprietary right arising under the Laws of any jurisdiction throughout the world, including: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media handles, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (“Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, data, technical data, databases, data repositories or other collections of data, source code (collectively, “Trade Secrets”); (e) any of the foregoing rights in clauses (a) through (d) in Software or other technology; (f) rights in data classifications and data analysis methods, enrichment, measurement and management tools; and (i) and all copies and tangible embodiments of any item referenced in any of clauses (a) through (f) (in whatever form or medium).

“Intended Tax Treatment” has the meaning set forth in Section 5.6.

“Intervening Event” means an Effect that is materially adverse to the condition (financial or otherwise), business, or results of operations of the Company and its Subsidiaries, taken as a whole (but specifically excluding any matters described in clauses (i) through (x) of the definition of “Company Material Adverse Effect”) and that was not known by and was not reasonably foreseeable to the board of directors of Rotor as of the date of this Agreement, and that becomes known to the board of directors of Rotor after the date of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IP Licenses” means (i) all Inbound Licenses and (ii) Contracts pursuant to which any Group Company has granted a license or covenant not to sue under any Company Owned Intellectual Property.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or binding guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter, as well as any Order.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” means any liability, debt, obligation, claim or other loss of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted, and including all costs and expenses relating thereto.

“Lien” means any mortgage, pledge, security interest, lien, charge, trust or similar restriction or other similar encumbrance of any kind or nature whatsoever.

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.20.

“Material Data Supply Agreements” has the meaning set forth in Section 3.21(d).

“Material Suppliers” has the meaning set forth in Section 3.20.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Sole Stockholder Approval” means the approval of Rotor, in its capacity as the sole stockholder of Merger Sub, of this Agreement, the Ancillary Documents to which Rotor is a party, and the transactions contemplated hereby and thereby (including the Merger).

“Merger Written Consent” has the meaning set forth in Section 5.15(a).

“Minimum Cash Condition” has the meaning set forth in Section 6.1(h).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“New Incentive Plan” has the meaning set forth in Section 5.10(a).

“Nonparty Affiliate” has the meaning set forth in Section 8.13.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is licensed pursuant to:  (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Server Side Public License (SSPL) or (ii) any license to Software that is classified as “free” or “open source software,” including by the Open Source Foundation or the Free Software Foundation.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course Contracts” means the following Contracts: (a) standard, non-negotiated shrink-wrap, click-wrap or similar Contracts provided in connection with commercially available “off-the-shelf” technology (including technology offered on a SaaS, PaaS, or IaaS or similar basis and Software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware purchased by the Company) for an annual license fee of less than one hundred thousand US dollars ($100,000), (b) customary non-disclosure agreements that have been entered into in the ordinary course of business that do not include a license in favor of any third party, and interest in and to developments to and for the sole benefit of the Group Companies, and (c) non-exclusive licenses or grants of rights relating to or agreeing to provide any Company Products pursuant to a Standard Form or other license agreement that does not materially deviate from the allocation of Intellectual Property rights in the Standard Form.

“Other Required Filings” has the meaning set forth in Section 5.9.

“Pandemic Response Law” means any Law or financial assistance program implemented by any Governmental Entity in connection with or in response to COVID-19, including the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) and, in each case, any subsequent guidance issued in respect thereof, and any other similar or additional federal, state, local, or non-U.S. Law, or administrative guidance in connection with or in response to COVID-19 and the associated economic downturn, including any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order or guideline.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 5.16(a).

“Permits” means any approvals, authorizations, waivers, consents, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) statutory Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business pursuant to a (i) Standard Form or (ii) license agreement that does not materially deviate from the allocation of Intellectual Property rights in the Standard Form, (f) other than with respect to Intellectual Property, Liens which would not be or reasonably be expected to be material to the Group Companies, taken as a whole, (g) Liens described on Section 1.1(d) of the Company Schedules (including Liens arising in the ordinary course of business under any Indebtedness), (h) other than with respect to Intellectual Property, any right, interest, Lien or right of a lessor or sublessor under any lease or other similar agreement or in the property being leased and (i) Liens on equity or debt securities resulting from applicable federal, state, provincial and other securities Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all data or information that constitutes “personal information,” “personally identifiable information,” “protected health information,” “personal data” or other equivalent term under applicable Data Privacy and Security Requirements.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” means an amount that is not less than $200,000,000.00 and not more than $225,000,000.00 in the aggregate.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PPP” means the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act.

“PPP Escrow and Consent Agreement” means a PPP Escrow and Consent Agreement to be entered into by the PPP Lender and the Company, on customary terms that are reasonably acceptable to the PPP Lender, the Company and Rotor, pursuant to which, on the Closing Date, Rotor would deposit an amount equal to the then outstanding principal amount of the PPP Loans subject to a pending loan forgiveness application in an account designated by the PPP Lender in writing prior to the Closing.

“PPP Escrow Fund” has the meaning set forth in Section 2.4.

“PPP Lender” means Bank of America, N.A..

“PPP Loans” means the Company’s Paycheck Protection Program loans under the CARES Act in the principal amount of $4,393,742 evidenced by that certain promissory note payable to the PPP Lender, dated April 20, 2020 and that certain promissory note payable to the PPP Lender, dated March 3, 2021.

“Pre-Closing Financing” means any debt or equity financing provided to the Company, in one or more series of transactions, which may be consummated after the date that is three (3) months after the date hereof and prior to the Closing, with gross proceeds not to exceed $50,000,000 in the aggregate from all such transactions, in each case, with the consent of Rotor (such consent not to be unreasonably withheld, conditioned or delayed); provided that any equity securities issued as part of the Pre-Closing Financing will convert into shares of Company Common Stock immediately prior to and in connection with the Closing.

“Pre-Closing Financing Shares” means the number of shares of Rotor Common Stock equal to (a) the aggregate gross proceeds received by the Company from any Pre-Closing Financings consummated prior to the Closing and in the form of equity securities (including, for clarity, debt that will convert into equity securities of the Company prior to or upon the consummation of the Closing), divided by (b) $10.00, which number, for the avoidance of doubt, shall not exceed 5,000,000 shares.

“Pre-Closing Holder Related Party” means (a) any officer, director, partner, member, or manager of any Group Company, or any Immediate Family Member of any such Person known to the Company, (b) any direct or (to the knowledge of the Company) indirect holder of Equity Securities of any Group Company, including any Pre-Closing Holder, or any immediate family member of any such equityholder who is the record or (to the knowledge of the Company) beneficial owner of Equity Securities representing, or exercisable for or convertible into, more than 2% of the outstanding shares of any class of equity of a Group Company, or (c) any Affiliate of any Group Company known to the Company, or any immediate family member of any such Person known to the Company.

“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.19.

“Pre-Closing Holders” means all Persons who hold one or more Company Common Shares, Company Preferred Stock, Company Restricted Stock Awards, Company Restricted Stock Unit Awards, Company Options or Company Warrants immediately prior to the Effective Time.

“Pre-Closing Rotor Holders” means the holders of Rotor Shares at any time prior to the Closing.

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity or arbitrator.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure of data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, managers, partners, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Shareholder Approval” means the approval of the Merger Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) by the holders of at least the number of shares of Company Common Stock then outstanding following the consummation of the Company Preferred Conversion required pursuant to the Act, the Company’s Governing Documents and any other Contract to which the Company is a party or otherwise bound.

“Requisite Threshold” means the holders of a majority of the Company Preferred Stock outstanding as of immediately prior to the delivery of the Conversion Written Consent to the Company (voting as a single class and on an as-converted basis), which majority of the Company Preferred Stock shall include the holders of at least a majority of the Series B Preferred Stock then outstanding and the holders of at least a majority of the Series C Preferred Stock then outstanding.

“Rotor” has the meaning set forth in the introductory paragraph to this Agreement.

“Rotor Board” has the meaning set forth in Section 5.17(a).

“Rotor Class A Shares” means, at all times prior to the Effective Time, Rotor’s Class A common stock, par value $0.0001 per share.

“Rotor Class B Shares” means, at all times prior to the Effective Time, Rotor’s Class B common stock, par value $0.0001 per share.

“Rotor Common Shares” means, at or at all times immediately following the Effective Time, the shares of common stock of Rotor.

“Rotor D&O Persons” has the meaning set forth in Section 5.5(a)

“Rotor Financial Statements” means all of the financial statements of Rotor included in the Rotor SEC Reports.

“Rotor Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.3(i) and (iii) (No Violations), 4.4 (Brokers) and 4.7(a) (Capitalization of the Rotor Parties).

“Rotor Material Adverse Effect” means any Effect that, individually or in the aggregate with any Effect, has had or would reasonably be expected to have a material adverse effect on the ability of a Rotor Party to timely consummate the transactions contemplated by this Agreement or any Ancillary Document.

“Rotor Option” has the meaning set forth in Section 2.2(b)(i).

“Rotor Parties” means, collectively, Rotor and Merger Sub.

“Rotor Preferred Shares” means Rotor’s preferred stock, par value $0.0001 per share.

“Rotor Proposal” has the meaning set forth in Section 5.8(b).

“Rotor Schedules” means the disclosure schedules to this Agreement delivered to the Company by Rotor on the date hereof.

“Rotor SEC Reports” has the meaning set forth in Section 4.8.

“Rotor Shares” means, collectively, the Rotor Class A Shares, the Rotor Class B Shares and the Rotor Preferred Shares.

“Rotor Stockholder Approval” means the approval of each Transaction Proposal, at the Rotor Stockholders Meeting where a quorum is present, by the affirmative vote of holders of at least a majority of the votes cast by the Pre-Closing Rotor Holders present in person or represented by proxy at the Rotor Stockholders Meeting and entitled to vote on such matter.

“Rotor Stockholder Redemption” means the right of the holders of Rotor Class A Shares to redeem all or a portion of their Rotor Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Rotor.

“Rotor Stockholders Meeting” has the meaning set forth in Section 5.10.

“Rotor Tail Policy” has the meaning set forth in Section 5.5(d).

“Rotor Transaction Expenses” means, as of any determination time, without duplication, the aggregate amount payable by the Rotor Parties, and to the extent required to be reimbursed by Rotor pursuant to any Contract made available to the Company prior to the date hereof, the Sponsor or any of their respective Affiliates for (a) commitment fees, commissions, or other out-of-pocket fees, costs and expenses relating to the PIPE Financing and/or Alternative PIPE Financing and/or any other third-party financing pursuant to Section 5.7(b) (including any backstop commitment or debt financing), (b) the deferred underwriting fees in the amount of $9,660,000 in connection with Rotor’s initial public offering, (c) out-of-pocket fees, expenses or commissions payable to any financial advisor, consultant, broker or finder in connection with the evaluation or arrangement of any PIPE Financing and/or Alternative PIPE Financing, (d) the Rotor Tail Policy, (e) the filing fee to be paid pursuant to the HSR Act, (f) any filing fees to be paid in connection with the Proxy Statement, and (g) out-of-pocket fees, commissions, costs and expenses (whether or not invoiced) incurred by or on behalf of Rotor or the Special Committee of its board of directors in connection with the negotiation, preparation, execution and performance of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby, in each case, as of such determination time, including any such out-of-pocket fees or expenses in respect of outside legal counsel, accountants, advisors, investment bankers or consultants engaged by Rotor or the Special Committee of its board of directors in connection with the transactions contemplated hereby. For the avoidance of doubt, Rotor Transaction Expenses shall not include any Rotor Class B Shares, the Rotor Warrants or any Company Expenses.

“Rotor Units” means one (1) share of Rotor Class A Shares and one-half (1/2) of one (1) Rotor Warrant.

“Rotor Warrants” means each warrant to purchase one (1) Rotor Class A Share at a price of $11.50 per share, subject to adjustment, as described in the Rotor SEC Reports.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Schedules and the Rotor Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Level Trading Price Consideration” means, if, at any time during the period beginning on the first anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date, the closing share price of a Rotor Common Share is equal to or exceeds Twenty Dollars ($20.00) for twenty (20) trading days in any thirty (30) consecutive trading day period (the “Second Trading Price Threshold”), 14,062,500 Rotor Common Shares.

“Second Trading Price Threshold” has the meaning set forth in the definition of “Second Level Trading Price Consideration.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any cyber or security incident that has had or would reasonably be expected to have a material impact on the security, confidentiality, integrity or availability of a Company IT System, (including any Personal Data or other confidential information processed thereby or contained therein), any Trade Secret or any confidential Business Data, including an occurrence that materially jeopardizes the confidentiality, integrity or availability of Personal Data or that requires notification to any person or Governmental Entity under applicable Data Privacy and Security Requirements.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (a) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code; (b) related data; (c) work product used in the design, planning, organization and development of any of the foregoing, and (d) all documentation related to any of the foregoing.

“Sponsor” means Rotor Sponsor LLC, a Delaware limited liability company.

“Standard Form” means a standard form of non-exclusive license granted by any Group Company to any Person in connection with the sale or licensing of any Company Products.

“Stock Exchange” means the NYSE or the Nasdaq.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” means any (a) federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes, charges, duties, fees, levies or other governmental charges of any kind in the nature of a tax, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not or (b) liability in respect of an amount described in clause (a) payable as a result of having been a member of an Affiliated Group or as a result of successor or transferee liability, or by contract (including any tax allocation, tax receivable, tax sharing, or tax indemnification agreement other than any such agreement entered into in the ordinary course the primary purpose of which is not related to taxes).

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Proceeding” means any Tax audit, examination, claim, proceeding or investigation with respect to material Taxes.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required filed or to be filed with any Governmental Entity (and any amendments thereto).

“Termination Date” has the meaning set forth in Section 7.1(d).

“Total Merger Consideration” means, collectively, the Closing Merger Consideration and the Contingent Merger Consideration, if any.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trading Price Threshold” means each of the First Trading Price Threshold and the Second Trading Price Threshold.

“Transaction Proposals” has the meaning set forth in Section 5.10(a).

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.9.

“Trustee” has the meaning set forth in Section 4.9.

“Unpaid Transaction Expenses” has the meaning set forth in Section 8.6.

“Waived 280G Benefits” has the meaning set forth in Section 5.19.

“Waiver Agreement” has the meaning set forth in the recitals to this Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

“Warrant Exercise Notices” has the meaning set forth in the recitals to this Agreement.

Article 2
PURCHASE AND SALE

Section 2.1 Merger; Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Rotor, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated as of the Effective Time in accordance with this Agreement, the DGCL and the Act, and evidenced by (a) a Certificate of Merger in substantially the form attached as Exhibit E-1 (with such modifications, amendments or supplements thereto as may be required to comply with the DGCL, the “Certificate of Merger”) filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed by the Company and Merger Sub in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties and (b) Articles of Merger in substantially the form attached as Exhibit E-2, together with the short form merger agreement attached thereto (with such modifications, amendments or supplements thereto as may be required to comply with the Act, the “Articles of Merger”) filed with the Utah Division of Corporations and Commercial Code, in such form as is required by, and executed by the Company and Merger Sub in accordance with, the relevant provisions of the Act and mutually agreed by the Parties. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Act, as a wholly owned subsidiary of Rotor.

(b) At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Constituent Corporations in accordance with the applicable provisions of the Act.

(c) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time (i) at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036 or (ii) by electronic exchange of executed documents, on the date which is as promptly as practicable, but in no event later than three (3) Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or due waiver thereof) or such other time and place as Rotor and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” On the Closing Date, Rotor and the Company shall cause (a) the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL and (b) the Articles of Merger to be executed and duly submitted for filing with the Utah Division of Corporations and Commercial Code as provided in Section 16-10a-1107 of the Act.  The Merger shall become effective upon the later of the time at which (A) the Articles of Merger are filed with the Utah Division of Corporations and Commercial Code and (B) the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Rotor in writing and specified in the Articles of Merger in accordance with the Act and the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(d) From and after the Effective Time, the Governing Documents in the form attached to the Articles of Merger shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e) From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) the initial directors of the Surviving Corporation shall be the individuals selected in accordance with Section 5.17 and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.2 Effect of the Merger; Allocation of Total Merger Consideration.

(a) Treatment of Outstanding Company Common Shares.

(i)   Company Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock (a “Company Common Share”) that is issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Company Preferred Conversion, the Company Warrant Exercise and the Pre-Closing Financing (if any), and other than Dissenting Shares), and shares of Company Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled for no consideration as part of the Merger (and shall not constitute “Company Common Shares” hereunder) shall be canceled and converted into and become: (i) the right to receive the number of Rotor Common Shares equal to the Exchange Ratio, rounded down to the nearest whole share, plus (ii) the contingent right to receive the Contingent Merger Consideration following the Closing in accordance with Section 2.6.

(ii)   Restricted Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Restricted Stock Award that is issued and outstanding immediately prior to the Effective Time shall be assumed by Rotor and converted into an award (an “Adjusted Restricted Stock Award”) that shall entitle the holder thereof to (i) the right to receive the number of Rotor Common Shares equal to the Exchange Ratio, plus (ii) the contingent right to receive the Contingent Merger Consideration following the Closing in accordance with Section 2.6. Except as otherwise provided in this Section 2.2(a)(ii), each Adjusted Restricted Stock Award shall continue to be subject to terms and conditions consistent with the Company Equity Plan and the applicable Company Restricted Stock Award agreement, as in effect immediately prior to the Effective Time, including as to risk of forfeiture or other service-based conditions applicable thereunder.

(b) Treatment of Outstanding Company Options and Company Restricted Stock Unit Awards.

(i)   Company Options. As of the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and without any action on the part of the Company, Rotor or the Pre-Closing Holder thereof, be assumed and converted into an option (a “Rotor Option”) with respect to a number of Rotor Common Shares equal to the number of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share, as set forth on the Allocation Schedule, and at an exercise price per Rotor Common Share equal to the exercise price per Company Common Share subject to such Company Option divided by the Exchange Ratio, and rounded up to the nearest whole cent, as set forth on the Allocation Schedule; provided that the exercise price and the number of Rotor Common Shares subject to the Rotor Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as otherwise provided in this Section 2.2(b)(i), each Rotor Option shall continue to be subject to terms and conditions (including as to vesting and exercisability terms) consistent with the Company Equity Plan and the applicable Company Option award agreement and such other terms and conditions applicable to the corresponding former Company Option, in all cases, as in effect immediately prior to the Effective Time.

(ii)   Restricted Stock Units. As of the Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units based on Rotor Common Shares (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Company Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions and dividend equivalents, as applicable), except that (A) such Adjusted Restricted Stock Unit Award shall relate to such number of Rotor Common Shares as is equal to the product of (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, as set forth on the Allocation Schedule and (B) with respect to any Adjusted Restricted Stock Unit Award that is vested and unsettled as of immediately prior to the Effective Time, such vested Adjusted Restricted Stock Unit Award will settle on or around the date that is six (6) months following the Closing Date.

(c) Certain Actions. The Company shall take all necessary actions to effect the treatment of Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit Awards pursuant to Section 2.2(b) in accordance with the Company Equity Plan and the applicable award agreements and to ensure that no Rotor Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Rotor. Prior to the Effective Time, the Company Board (or appropriate committee thereof) shall pass resolutions to provide for the treatment of the Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit Awards, as contemplated by Section 2.2(b) and terminate the Company Equity Plan with respect to the grant of any new awards thereunder. As promptly as practicable following the Effective Time, Rotor shall file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the shares underlying the Company Options and the Company Restricted Stock Unit Awards, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Company Options and Company Restricted Stock Unit Awards remain outstanding.

(d) Fractional Shares; Aggregating and Rounding. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Rotor Common Shares shall be issued pursuant to this Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Rotor. For purposes of calculating the aggregate amount of Rotor Common Shares issuable to each Pre-Closing Holder, all Company Common Shares that are issued and outstanding (for the avoidance of doubt, after giving effect to the Company Preferred Conversion, the Company Warrant Exercise and the Pre-Closing Financing (if any)) and are held by such Pre-Closing Holder immediately prior to the Effective Time shall be aggregated amongst themselves, and the aggregate number of Company Common Shares held by such holder shall be rounded down to the nearest whole share.

(e) Adjustment to Total Merger Consideration. The Total Merger Consideration and the Exchange Ratio shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Rotor Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Rotor Common Shares outstanding after the date hereof and prior to the Effective Time or the time the applicable Contingent Merger Consideration is delivered to the Pre-Closing Holders, if any, so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Total Merger Consideration.

(f) Allocation Schedule. The Company acknowledges and agrees that (i) the Closing Merger Consideration is being allocated among the Pre-Closing Holders, and the Contingent Merger Consideration is being allocated among the holders of Company Common Shares as of immediately prior to the Closing (including, for the avoidance of doubt, the holders of Company Restricted Stock Awards), in each case pursuant to the schedule set forth on Section 2.2(f) of the Company Schedules (the “Allocation Schedule”) and delivered by the Company to Rotor at least three (3) Business Days prior to the anticipated Closing Date and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholder Agreements and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities owned by each Pre-Closing Holder, (C) the portion of the Closing Merger Consideration and the Contingent Merger Consideration that would be allocated to each Pre-Closing Holder (assuming, for such purpose, that the Contingent Merger Consideration is fully earned), (D) with respect to each Pre-Closing Holder of Company Options, the number of Rotor Common Shares subject to, and the exercise price per Rotor Common Share of, each Rotor Option, (E) with respect to each Pre-Closing Holder of Company Restricted Stock Awards, the number of Rotor Common Shares subject to each Adjusted Restricted Stock Award, and (F) with respect to each Pre-Closing Holder of Company Restricted Stock Unit Awards, the number of Rotor Common Shares subject to each Adjusted Restricted Stock Unit Award, and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Closing Merger Consideration on the Closing Date in accordance with the Allocation Schedule, Rotor and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (other than with respect to the Contingent Merger Consideration, if any, which shall be payable in accordance with Section 2.6), and none of them shall have (I) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (other than with respect to the Contingent Merger Consideration, if any, which shall be payable in accordance with Section 2.6), or (II) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Rotor and its Affiliates (and, on and after the Closing, the Surviving Corporation and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Total Merger Consideration, as the case may be, among each Pre-Closing Holder as set forth in such Allocation Schedule.

(g) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Stock that, as of the Effective Time, (i) are held by a holder exercising such holder’s right to dissent (a “Dissenting Stockholder”) or (ii) are otherwise eligible to elect the right to dissent (collectively, the “Dissenting Shares”), in each case in accordance with Part 13 of the Act, shall not be converted into the right to receive the portion of Total Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule and the terms of this Agreement; provided that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of Rotor. From and after the Effective Time, Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Part 13 of the Act and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the portion of Total Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule in accordance with Section 2.3(b). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to Part 13 the Act shall receive payment thereof from the Exchange Agent in accordance with Part 13 of the Act. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of Company Stock outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give Rotor prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to Part 13 the Act and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Part 13 of the Act, and Rotor shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Rotor, make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Total Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to Rotor upon demand.

Section 2.3 Payment of Closing Merger Consideration; Other Closing Date Payments.

(a) Deposit with Exchange Agent. Immediately prior to the Effective Time, Rotor shall deposit with Rotor’s transfer agent (or an affiliate of such transfer agent, or such other exchange agent as may be mutually selected by Rotor and the Company, the “Exchange Agent”) the number of Rotor Common Shares equal to the Closing Merger Consideration.

(b) Exchange Agent Notification. No less than five (5) Business Days prior to the Closing Date, the Company and Rotor shall provide the Exchange Agent with a mutually acceptable form of notice to be distributed to each holder of Company Common Shares as of immediately prior to the Closing that (i) describes that, as of the Effective Time, such holder shall be entitled to receive the applicable portion of the Closing Merger Consideration in accordance with the Allocation Schedule on the Closing Date following the Effective Time, (ii) explains that the Exchange Agent will credit to such holder’s account at the Exchange Agent the applicable portion of the Closing Merger Consideration and (iii) provides details for how such holders can manage their account online through the Exchange Agent. Any portion of the Contingent Merger Consideration, if any, to which the Pre-Closing Holders may become entitled shall become payable at the times and subject to the conditions specified herein.

(c) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Stock is presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

Section 2.4 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Rotor, the Company, and the Exchange Agent shall be entitled to deduct and withhold from any cash, stock consideration or other amounts otherwise to be paid or payable in connection with the transactions contemplated in this Agreement to any Person such amounts that Rotor, the Company or the Exchange Agent are required to deduct and withhold with respect thereto under the Code or any provision of applicable Law. To the extent that amounts so deducted and withheld are duly deposited with the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Payment of Contingent Merger Consideration.

(a) Within ten (10) Business Days after the date on which any Trading Price Threshold is achieved, Rotor shall issue to each holder of Company Earnout Shares as of immediately prior to the Closing a number of Rotor Common Shares equal to (i) the number of Company Earnout Shares held by such holder as of immediately prior to the Effective Time, multiplied by (ii)(A) the applicable Contingent Merger Consideration divided by (B) the aggregate amount of Company Earnout Shares, in each case in accordance with the Allocation Schedule (and, for clarity, the number of Rotor Common Shares to be issued to any such holder shall be rounded in accordance with Section 2.2(d)). For the avoidance of doubt, each of the First Level Trading Price Consideration and the Second Level Trading Price Consideration shall only be payable once to each Pre-Closing Holder.

(b) Unless and until the Contingent Merger Consideration is issued in accordance with this Section 2.5, (i) the right to receive any Contingent Merger Consideration is not transferable except by operation of Law relating to descent and distribution, divorce and community property, shall not be evidenced by any certificate, and does not constitute an equity or ownership interest in Rotor, and (ii) the holders of the Company Common Shares as of immediately prior to the Closing shall not have any rights as a stockholder of Rotor solely as a result of such holders’ right to receive any Contingent Merger Consideration hereunder.

(c) From and after the Closing, at all times any Contingent Merger Consideration remains subject to a Trading Price Threshold, Rotor will keep available for issuance a sufficient number of unissued Rotor Common Shares to permit Rotor to satisfy its issuance obligations under this Section 2.5 and will take all actions reasonably necessary to increase the authorized number of Rotor Common Shares if at any time there would be insufficient unissued Rotor Common Shares to permit such reservation.

Section 2.6 PPP Loans; PPP Escrow. On or prior to the Closing Date, the Company shall have arranged for, at its election, one (or multiple) of the following to occur: (i) all or any portion of the PPP Loans to be forgiven by the SBA, (ii) all or any portion of the PPP Loans to be paid off as of the Closing Date, and/or (iii) the Company and the PPP Lender to have entered into the PPP Escrow and Consent Agreement. In the event that the Company arranges for all or any portion of the PPP Loans to be paid off as of the Closing Date pursuant to clause (ii) of the preceding sentence, upon at least five (5) days’ prior written notice from the Company, Rotor shall deposit on the Closing Date an amount equal to the then unforgiven and unpaid outstanding principal amount of the PPP Loans to an account designated by the PPP Lender in writing prior to the Closing. In the event that the Company and the PPP Lender enter into the PPP Escrow and Consent Agreement pursuant to clause (iii) of the first sentence of this Section 2.6, (A) upon at least five (5) days’ prior written notice from the Company, Rotor shall deposit on the Closing Date an amount equal to the then unforgiven and unpaid outstanding principal amount of the PPP Loans subject to a pending forgiveness application in an account designated by the PPP Lender in writing prior to the Closing (the “PPP Escrow Fund”), and (B) the PPP Lender shall thereafter hold and disburse the PPP Escrow Fund in accordance with the PPP Escrow and Consent Agreement.

Article 3

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to the Rotor Parties, in each case, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies taken as a whole. True, correct and complete copies of the Governing Documents of each Group Company and the Company Shareholder Agreements have been provided to Rotor, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Shareholder Agreements are in full force and effect and none of the Group Companies, or, to the Company’s knowledge, any other party thereto, are in breach or violation of any provision set forth in their respective Governing Documents or the Company Shareholder Agreements.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and (iii) with respect to any Equity Rights, (1) the date of grant, (2) the exercise price (where applicable), (3) any applicable vesting schedule and expiration date, (4) the type of Equity Right (including whether each Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (5) whether any Company Option is or was eligible to be early exercised.

(b) Except for the Equity Rights set forth on Section 3.2(b) of the Company Schedules (which such Equity Rights shall, for the avoidance of doubt, be subject to the transactions contemplated by Section 2.2) or as is set forth in Company’s Governing Documents or the Company Shareholder Agreements, as of the date hereof, the Company has no outstanding (x) convertible debt, equity appreciation, phantom equity, or profit participation rights, or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (collectively, “Equity Rights”).

(c) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and, if applicable, non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (B) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, any other Contract, and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, any other Contract, (C) have been, in connection with their initial sale, offered, sold and issued (as applicable) in compliance in all material respects with applicable Law, including Securities Laws, and (D) to the knowledge of the Company, are free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(d) (i) Each Company Option has an exercise price at least equal to the fair market value of a Company Common Share on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Options have been issued under the Company Equity Plan in compliance in all material respects with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with the Accounting Principles.

(e) Except for the Company’s Governing Documents and the Company Shareholder Agreements, there are no voting trusts, proxies, or other Contracts to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, under any other Contract, with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.

(f) As of the date hereof, all of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company or another Subsidiary of the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or Permitted Liens), and are set forth on Section 3.2(f) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that would require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiaries of the Company.

(g) As of the date hereof, none of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(h) Section 3.2(g) of the Company Schedules sets forth a list of all Indebtedness of the Group Companies as of the date hereof, along with any indebtedness for borrowed money pursuant to the CARES Act, including the principal amount of such Indebtedness or indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer thereof.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and shareholder (or other similar) action on the part of the Company, subject to obtaining the Required Company Shareholder Approval. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)   audited consolidated balance sheet of the Group Companies as of December 31, 2019, and the related audited consolidated statement of operations, consolidated statement of stockholders’ equity and consolidated statement of cash for the fiscal year then ended (the “Audited Financials”);

(ii)   unaudited consolidated balance sheet of the Group Companies as of December 31, 2020 and the income statement and statement of cash flows for the twelve (12)-month period then ended; and

(iii)   unaudited consolidated balance sheets of the Group Companies as of January 31, 2021 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Group Companies for the one (1)-month period then ended.

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Group Companies, (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which are material to the Group Companies, taken as a whole, and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.

(c) Except (i) as set forth on the Latest Balance Sheet (including the notes, if any, thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for Liabilities disclosed in Section 3.4(c) of the Company Schedules, (v) for Liabilities that would not be required to be set forth on a balance sheet prepared in accordance with the Accounting Principles; provided, that such Liabilities are not material, individually or in the aggregate, to the Group Companies, taken as a whole, or (vi) for Liabilities that are not material to the Group Companies, taken as a whole, no Group Company has any Liabilities. No Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) Each Group Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. Since December 31, 2017, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 4.3 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the Rotor Schedules) are made or obtained prior to the Closing), no Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party or bound or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings set forth on Section 3.5 of the Company Schedules, (c) compliance with and filings under any applicable Securities Laws, including the Proxy Statement, (d) the Required Company Shareholder Approval or (e) those the failure of which to obtain or make would not have a Company Material Adverse Effect. Neither the execution, delivery and performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated by hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Material Contract, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, in each case, in any material respect, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except in the case of clause (ii) and (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. The Group Companies hold all material Permits necessary or required for the lawful conduct of their respective businesses or necessary or required to own, lease or operate any of the properties or assets of the Group Companies (collectively, the “Group Company Permits”). Each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law. Each Group Company is, and since December 31, 2017 has been, in compliance in all material respects with the terms of all Group Company Permits held by such Group Company. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any Group Company Permit.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Schedules sets forth a list of Contracts (other than (i) Ordinary Course Contracts and (ii) a Company Plan listed on Section 3.11(a) of the Company Schedules) that have not expired or been terminated as of the date of this Agreement to which a Group Company is, as of the date of this Agreement, a party or by which it or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, the “Material Contracts”) that is:

(i)   any Contract relating to the components of Indebtedness of the Group Companies set forth in clauses (a) through (h), of the definition thereof;

(ii)   any material equity joint venture, partnership, or similar Contract;

(iii)   any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with consideration paid or payable to or by any one or more Group Companies of more than $250,000, in the aggregate, over any rolling twelve (12)-month period since January 1, 2019 (other than (A) any employee offer letter or employment agreement, any Employee Benefit Plan, or any consulting agreement with an independent contractor who is a natural person or (B) purchase or sale agreements entered into in the ordinary course of business);

(iv)  any Contract or group of Contracts with a common counterparty, or among counterparties sharing the same ultimate parent company, with a remaining term of more than twenty-four (24) months and that creates an obligation or a right of the Company or any Group Company to be paid or make payments of more than $250,000, as forecasted, over any rolling twelve (12)-month period starting January 1, 2019;

(v) any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing obligations, including with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(vi)  any Government Contract;

(vii) any Contract required to be disclosed on Section 3.19 of the Company Schedules;

(viii)  any settlement, conciliation or similar Contract relating to a material Proceeding of a Group Company that have been entered into on or after December 31, 2018 and (1) contemplate payment by any Group Company of any amount in excess of $100,000 or (2) were brought by an equityholder or Affiliate of a Group Company;

(ix)  any Contract that materially limits, or purports to materially limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses (including any customary provisions against soliciting for employment or engagement any employees of service providers);

(x) any Contract that results in any person or entity holding a power of attorney from any Group Company that relates to the Group Companies or their respective business;

(xi)  any Contract under which any Group Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xii) any Inbound License;

(xiii)  any IP License which involves the license or grant of rights by any Group Company to a third party of Company Owned Intellectual Property or Contract that includes an assignment or transfer of material Intellectual Property from any Group Company;

(xiv)   any Contract for the development (A) by or on behalf of any Group Company of Intellectual Property that is distributed with or in any Company Product or otherwise material to the Company Owned Intellectual Property or Business (other than Contracts (i) with any employee on a standard form of agreement entered into in the ordinary course of business and (ii) any consultant on a standard form of agreement entered into in the ordinary course of business under which such consultant is bound by confidentiality obligations and effectively assigns all right, title and interest in and to any developed Intellectual Property to a Group Company), and (B) any material Intellectual Property for any Person by a Group Company;

(xv) pursuant to which any Group Company leases, subleases, occupies or otherwise uses any real property, including in each case where any Group Company is the lessor or sublessor;

(xvi)   any Contract relating to the purchase of manufacturing, engineering or design services that involve more than $250,000, other than those Contracts and agreements under which no further services are remaining to be performed;

(xvii) any Contract relating to Indebtedness of any Group Company;

(xviii)  any Contract relating to the advancement to or loaning any other Person any amount or Contract under which any Person would be deemed to owe Indebtedness to any Group Company, other than advances to employees, directors, officers or independent contractors of any Group Company for travel and other expenses incurred in the ordinary course of business;

(xix)   any Contract providing for payment or acceleration of benefits or any transaction bonuses in connection with the transactions contemplated by this Agreement;

(xx) any Contract that is a guaranty (or similar obligations, such as “makewell agreements”) of any obligation for any Indebtedness of another Person other guaranty of obligations of another Person;

(xxi) any Contract that provides for the indemnification by any Group Company of any Person outside the ordinary course of business or the assumption of any Tax, environmental or other liability of any Person;

(xxii) any Contract for any foreign sales agent or other agent conducting sales activities outside the United States;

(xxiii) any collective bargaining agreement or other Contract with a labor union, works council, or other labor organization; and

(xxiv) any employment, severance, retention, change of control, separation or individual consulting Contract with any current or former director, manager, officer, individual service provider or employee of a Group Company (A) providing for total annual cash compensation in excess of $200,000, (B) that would result in material Liability to any Group Company if terminated or (C) that requires prior notice of termination of thirty (30) days or longer.

(b) Except in each case as would not be material to the Group Companies, taken as a whole, each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not be material to the Group Companies, taken as a whole, there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, and, to the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except in each case as would not be material to the Group Companies, taken as a whole, since December 31, 2018 through the date hereof, no Group Company has received notice of (i) any material breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract (including any Governmental Entity) to cancel, terminate or modify in any material respect the terms of any such Material Contract, or accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to Rotor.

Section 3.8 Absence of Changes. During the period beginning on January 31, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Group Company has conducted its business in the ordinary course and (ii) no Group Company has taken any action that, if taken during the period from the date of this Agreement until the Closing, would require the consent of Rotor pursuant to Section 5.1(b).

Section 3.9 Litigation. There is (and since December 31, 2017 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties or assets, (c) any of their respective managers, officers, directors or employees (in their capacities as such), except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies is subject to any outstanding Order that is, or would reasonably be expected to be, material to the Group Companies. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10  Compliance with Applicable Law. To the knowledge of the Company, each Group Company is (and since December 31, 2017 has been) in compliance in all material respects with all applicable Laws applicable to it or its business, operations or assets or properties. No Group Company has, since December 31, 2017 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, any applicable Laws. Since December 31, 2017, no Group Company has conducted any internal investigation with respect to any actual, potential or alleged material violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.11  Employee Plans.

(a) Section 3.11(a) of the Company Schedules sets forth a true, correct and complete list of each material Company Plan. With respect to each Company Plan, the Group Companies have made available to Rotor copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents, and all material amendments thereto (and for any unwritten plan, a summary of the material terms); and (iii) any material, non-routine correspondence with any Governmental Entity.

(b) No Group Company or ERISA Affiliate maintains, sponsors, participates in, contributes to or has any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Plan provides and no Group Company has any Liabilities to provide any retiree, post-employment or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person other than another Group Company.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service on which it can rely and to the Company’s knowledge, no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending, or to the Company’s knowledge, threatened, Proceedings with respect to any Company Plan (other than routine and undisputed claims for benefits). Each Company Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. To the Company’s knowledge, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Plan. With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Plan, and in compliance in all material respects with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement would not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f) No amount that would be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) would not, separately or in the aggregate, be nondeductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(g) Each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained in form and operation in compliance in all material respects with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h) The Group Companies have no current or contingent obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i) With respect to each Company Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of employees, directors, consultants or individual independent contractors of the Company or any of its Subsidiaries who reside or work primarily outside of the United States (each a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities; and (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

Section 3.12   Environmental Matters.

(a) The Group Companies are, and at all times since December 31, 2017 have been, operating in compliance in all material respects with all Environmental Laws, which includes obtaining, maintaining and complying with all Permits required in connection with the Business under Environmental Laws, except in each case as would not be material to the Group Companies, taken as a whole.

(b) No Group Company has received any written notice, report, Order, directive or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or Liability arising under, any Environmental Laws, except in each case as would not be material to the Group Companies, taken as a whole.

(c) There is (and since December 31, 2017 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company or that otherwise pertains to the Business pursuant to Environmental Laws, except in each case as would not be material to the Group Companies, taken as a whole.

(d) There has been no manufacture, sale, distribution, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case that has resulted or would result in Liability under Environmental Laws for any Group Company, except in each case as would not be material to the Group Companies, taken as a whole.

(e) The Group Companies have not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any Liability of any other Person under Environmental Law.

(f) The Group Companies have made available to Rotor copies of all environmental reports, assessments and audits and all other material environmental, health, and safety documents pertaining to the current and former properties and operations of the Group Companies that are within the Group Companies’ possession or reasonable control.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of all (i) Company Registered Intellectual Property and (ii) material unregistered Marks, Copyrights or Software owned or purported to be owned by any Group Company. The Company Registered Intellectual Property is valid, subsisting and enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). None of the Company Registered Intellectual Property (i) has lapsed, expired or been abandoned or (ii) is or was the subject of any opposition, interference, cancellation, validity challenge or other proceeding (other than routine office actions) before any Governmental Entity.

(b) A Group Company exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable and sufficient written license to, all Intellectual Property that is used in or necessary for the operation of the Business (“Inbound Licenses”), free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property the “Business Intellectual Property”), which Business Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Group Companies on terms and conditions the same in all material respects to those immediately prior to the Closing. No Group Company has granted any exclusive licenses or covenants not to sue with respect to any Company Owned Intellectual Property (including any Company Product) to any other Person. The Group Companies have performed all of their obligations under each IP License and Standard Forms, and each IP License is currently in full force and effect with respect to the Group Companies. To the Company’s knowledge, no third Person is in default of any IP License or Standard Form.

(c) All Persons who independently or jointly have materially contributed to or otherwise participated in the authorship, invention, conception, creation, improvement, modification or development of any Company Owned Intellectual Property or Company Products for or on behalf of, or under the supervision of, any Group Company have executed and delivered to the Group Company a valid and enforceable written contract providing for (i) the maintenance, protection and non-disclosure by such Person of all Trade Secrets of all Group Companies and (ii) the assignment by such Person (by way of a present grant of assignment) to a Group Company, all Intellectual Property authored, invented, created, improved, modified or developed by such Person in the course of their employment or other engagement with such Group Company. Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned or used by each Group Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession each Group Company, or of any written obligations with respect to such, and to the Company’s knowledge, no Person is in material breach of any contract referenced in this Section 3.13.

(d) (i) The operation of the Business as conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, support or maintenance of Company Products, does not infringe, dilute misappropriate or violate, and has not since December 31, 2014, infringed, diluted, misappropriated, or violated any Intellectual Property of any other Person, (ii) there is not, and there has not been since December 31, 2014, any Proceeding or other claim pending or threatened in writing, or sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property (including any infringement, dilution, misappropriation, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), Data Privacy and Security Requirements, Security Incident, or Personal Data, and (iii) to the Company’s knowledge, no Person is infringing, diluting, misappropriating, or violating any Company Owned Intellectual Property.

(e) The Group Companies possess all Software source code and other material documentation and materials necessary to compile, operate and support the Company Products and no Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products or otherwise included in the Company Owned Intellectual Property to any Person, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto. The Company Products (other than products under development) operate substantially in accordance with the applicable Group Company’s documentation. There are, and for the past three (3) years have been, no defects, technical concerns or problems in any of the Company Products (other than products under development) that would prevent the same from performing substantially in accordance with the applicable Group Company’s documentation, except those which have been remediated.

(f) Each Group Company is in compliance in all material respects with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software, including Open Source Software, and in particular the Group Companies have purchased a sufficient number of seat licenses or other required permissions or use rights for the Company IT Systems.

(g) Section 3.13(g) of the Company Schedules sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Products. The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any license requiring any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in the Company Owned Intellectual Property, to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

Section 3.14  Labor Matters.

(a) Since December 31, 2017, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees of each Group Company.

(b) Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any material Liability under WARN as a result of the transactions contemplated by this Agreement. The Group Companies have not otherwise experienced any employment-related Liability with respect to COVID-19 that has been, or would reasonably be expected to be, material to the Group Companies taken as a whole.

(c) There are no material Proceedings pending or, to the Company’s knowledge, threatened against any Group Company by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any material consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d) The Group Companies have promptly and thoroughly investigated all material, credible allegations of sexual harassment, or other discrimination or retaliation of which any the Group Companies were made aware. With respect to each such material allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(e) Since December 31, 2017, (i) the Group Companies have complied in all material respects with all applicable Laws respecting labor, employment and employment practices, and (ii) no Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, works council, labor union or other employee representative (collectively, “CBA”). Since December 31, 2017, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2017, there have been no labor organizing activities with respect to any employees of any Group Company.

(f) To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

Section 3.15   Insurance. All material insurance policies of each Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group Company) are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default. No written or, to the Company’s knowledge, oral notice of pending material premium increase, cancelation, termination or non-renewal has been received by any Group Company with respect to any such policy.

Section 3.16   Tax Matters.

(a) Each Group Company has prepared and timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has timely paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No Group Company is currently the subject of a Tax Proceeding, and no Tax Proceeding with respect to any Group Company has been threatened in writing or, to the knowledge of the Company, is pending. No Group Company has been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any Group Company.

(d) The amount of Taxes (including withholding Taxes) deferred by the Group Companies pursuant to Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), does not exceed the amount set forth in Section 3.16 of the Company Schedules more than a de minimis amount.

(e) No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(g) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no Group Company (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No Group Company (i) has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than a Contract the principal purpose of which is not related to Taxes), or otherwise by operation of applicable Law.

(k) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not expired or been resolved or withdrawn.

(l) No Group Company is a party to any Tax allocation, Tax sharing, Tax receivable or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) No Group Company has taken, has agreed to take, or intends to take, in each case, any action that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Group Companies, no facts or circumstances exist that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 3.17   Brokers. Section 3.17 of the Company Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Group Company or their respective Affiliates, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable. The Company has provided to Rotor true, complete, and correct copies of each Contract listed on Section 3.17 of the Company Schedules.

Section 3.18   Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. The Company has delivered to Rotor a true and complete copy of each such Real Property Lease. Except in each case as would not be, or would not be reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not be, or would not be reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases. No Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. To the Company’s knowledge, there are no disputes with respect to any Real Property Lease.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not have, or would not have a Company Material Adverse Effect. The tangible assets and properties of the Group Companies are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except in each case as would not have a Company Material Adverse Effect.

Section 3.19   Transactions with Affiliates. Section 3.19 of the Company Schedules sets forth all Contracts between any Group Company, on the one hand, and any Pre-Closing Holder Related Party, on the other hand (all such Contracts set forth on Section 3.19 of the Company Disclosure Schedule, “Pre-Closing Holder Related Party Transactions”), other than: (a) any Contract with respect to a Pre-Closing Holder Related Party’s employment or services with any Group Company (including with respect to benefit plans and other ordinary course compensation), (b) any Ancillary Document and (c) any Contract entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). To the knowledge of the Company, there are no Contracts relating to any Group Company between (A) any officer, director, partner, member or manager of any Group Company, or any Affiliate of the foregoing, on the one hand, and (B) any direct or indirect equityholder of the Company or an Affiliate thereof, on the other hand. To the knowledge of the Company, no Pre-Closing Holder Related Party has been a party to any transaction with any Group Company since December 31, 2018, that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Company were a registrant described therein. To the knowledge of the Company, no Pre-Closing Holder Related Party (A) owns any interest in any asset used in the Business or in any competitor of the Business, or (B) owes any amount to, or is owed any amount by, any Group Company (other than ordinary course compensation, employee benefits, employee or director ordinary course expense reimbursement or otherwise or as set forth on Section 3.19 of the Company Schedules or transactions entered into after the date hereof that are permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)).

Section 3.20 Material Customers and Suppliers. Section 3.20 of the Company Schedules sets forth as of the date of this Agreement (i) the top ten (10) customers of the Company for the year ended December 31, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered during such period) (collectively, the “Material Customers”), and (ii) the top ten (10) suppliers and unaffiliated contractors or subcontractors of the Group Companies for the year ended December 31, 2020 (based upon the aggregate consideration paid by the Group Companies for goods or services rendered during such period) (collectively, the “Material Suppliers”). To the knowledge of the Company, no Material Customer or Material Supplier intends to discontinue or materially alter its relationship with the Company, and the Company has not received any written (or, to the knowledge of the Company, oral) notice of any such intent.

Section 3.21  Data Privacy and Security Requirements.

(a) The Group Companies are and, since December 31, 2018, have been in compliance in all material respects with all Data Privacy and Security Requirements. There have been no material security incidents since December 31, 2018 with respect to any Company IT Systems, Business Data, or Company Products or otherwise related to the Business. No Group Company has since December 31, 2018 received any notice from any Person, been required to give any notice to any Person, or been subject to any Proceeding, in each case with respect to any security incident or otherwise with respect to any breach or purported breach of any Data Privacy and Security Requirements by any Group Company. The Group Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities and have employed commercially reasonable efforts to protect the confidentiality, integrity and security of the Company IT Systems. The Group Companies take and have at all times taken commercially reasonable steps to prevent the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”) or any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware, either automatically, with the passage of time or upon command, or otherwise that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions (collectively, “Contaminants”) into the Company IT Systems. The Company IT Systems are sufficient in capacity, functionality and operation for the operation of the Business. Since December 31, 2018, there has not been any failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects.

(b) The Group Companies have implemented commercially reasonable safeguards designed to prevent unauthorized use or disclosure of confidential data and Personal Information in their possession and control. Except as would not be material to the Group Companies, taken as a whole, the Group Companies have rights necessary to Process Personal Information in the conduct of the Business as currently conducted.

(c) The Group Companies have all contractual rights necessary to process Business Data in the conduct of the Business as currently conducted.

(d) No Group Company is in material breach of any agreement pursuant to which a Group Company licenses, acquires, or purchases any material data.

Section 3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies, nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies is or has been, since December 31, 2017, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any country or territory which is or has, since December 31, 2017, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) There have not been since December 31, 2017, any Proceedings, filings, disclosures, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies or any of their Representatives or, to the Company’s knowledge, any other Persons in each case to the extent acting for or on behalf of any of the Group Companies, and, to the Company’s knowledge, no such Proceedings, filings, disclosures, Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances likely to give rise to any such Proceedings, filings, disclosures, Orders, inquiries or governmental investigations.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion or incorporation by reference: (a) in the Proxy Statement when it is mailed to stockholders of Rotor, and in the case of any amendment thereto or any Other Required Filing, at the time of such amendment or such Other Required Filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made. Notwithstanding the foregoing, none of the Group Companies makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Rotor Parties or its Affiliates.

Section 3.24 Indebtedness; PPP Loans.

(a) Other than any Contract listed on Section 3.7(a)(xvii) of the Company Schedules, none of the Group Companies is party to a Contract for Indebtedness. The Company has provided to Rotor true, correct and complete copies of all definitive documents, applications and supporting materials provided to the lender or any Governmental Entity in connection with the application or receipt of the PPP Loans, including any amendments and corrections thereto.

(b) All material representations and certifications made by the Company to the PPP Lender or any Governmental Entity in connection with the PPP Loans were accurate, true and correct in all material respects when made. The Company Group has complied in all material respects with the terms and conditions of the PPP and, without limiting the foregoing, the Group Companies utilized the proceeds of the PPP Loans solely for permitted purposes under the PPP.

Section 3.25 Government Contracts

(a) Section 3.7(a)(vi) of the Company Schedules sets forth a list, as of the date of this Agreement, of each Government Contract to which any Group Company is a party. The Company has made available to Rotor each of the Government Contracts listed on Section 3.7(a)(vi) of the Company Schedules (including all related task orders and delivery orders) and each outstanding Government Bid which has not been accepted or rejected since January 1, 2021.

(b) With respect to each such Government Contract and Government Bid referenced in Section 3.25(a), or for each Government Contract for which final payment has been received by any Group Company in the past three (3) years, (i) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as legally required; (ii) each Group Company has complied in all material respects with all terms and conditions of such Government Contract; and (iii) the Company complied in all material respects with all requirements of applicable Law.

(c) No Group Company has credible evidence (i) that a Principal, Employee, Agent, or Subcontractor (as such terms are defined in FAR 52.203-13(a)) of the Company has committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act; or (ii) of any significant overpayment(s) on any Government Contracts, and the Company has not conducted, and is not currently conducting, an investigation to determine whether credible evidence exists of such a violation or overpayment. During the last three (3) years, no Group Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that would reasonably be expected to give rise to (A) liability under the federal False Claims Act, (B) a claim for price adjustment under 41 U.S.C. chapter 35, Truthful Cost or Pricing Data, or (C) any request for a reduction in the price of any Government Contract.

(d) All invoices submitted by any Group Company with respect to Government Contracts were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the relevant Group Company.

(e) The Company qualifies as a “small business” pursuant to the Small Business Innovation Research program eligibility requirements. No Group Company has represented itself as a small disadvantaged business, a woman-owned small business, a veteran owned small business, a service disabled veteran owned small business, a HUBZone small business, or a Section 8(a) business in connection with any Government Bid or Government Contract, nor claimed nor been awarded a Government Contract because of such status or other preferred bidder status.

(f) Neither a Group Company nor any of its respective Principals (as that term is defined by 48 C.F.R. § 2.101), nor to the knowledge of the Company, any employee of any Group Company, has been suspended, debarred, or otherwise excluded from contracting with a Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official.

(g) In the last three (3) years, no Group Company entity has received or been provided written (nor to the Company’s knowledge, any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Entity (other than routine audits). Neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has notified any Group Company, in writing, or, to the Knowledge of the Company, orally, that the Company has breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract. To the knowledge of the Company, there are no facts that would reasonably be expected to lead to the institution of an investigation or audit of any Group Company by a Governmental Entity related to performance of any Government Contract to which any Group Company is or has been a party (other than routine audits). No Company Group entity has received any written notice or, to the Company’s knowledge, oral notice of termination for convenience or default of any Government Contract, in whole or in part and, to the Company’s knowledge, no such termination has been threatened.

(h) In the last three (3) years, there have been (i) no outstanding material claims, contract disputes, or requests for equitable adjustment against any Group Company by any Governmental Entity or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes between any Group Company on the one hand, and a Governmental Entity on the other hand, under the Contract Disputes Act or between any Group Company on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party on the other hand, arising under or relating to any such Government Contract or Government Bid.

(i) In the last three (3) years, no costs incurred by any Group Company in excess of $250,000 have been formally disallowed as a result of a written finding or determination by a Governmental Entity, and no Governmental Entity has withheld or setoff or attempted to withhold or setoff, an amount in excess of $250,000 otherwise due or payable to the Company under any Government Contract.

Section 3.26 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Rotor Parties and (ii) it has been furnished with or given access to such documents and information about the Rotor Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party and no other representations or warranties of any Rotor Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party, no Rotor Party or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE ROTOR PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS (ON HIS, HER OR ITS OWN BEHALF AND ON BEHALF OF HIS, HER OR ITS RESPECTIVE REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY STOCK OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND THE COMPANY SPECIFICALLY DISCLAIMS, EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 3, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EACH OF THE ROTOR PARTIES SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 3 AND THE ANCILLARY DOCUMENTS.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ROTOR PARTIES

Except as set forth (a) subject to Section 8.8, on the Rotor Schedules or (b) in any Rotor SEC Reports publicly available prior to the date hereof (but excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being understood, however, that nothing disclosed in any Rotor SEC Report will qualify or be deemed to qualify the Rotor Fundamental Representations), each Rotor Party hereby represents and warrants on behalf of itself to the Company as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification. Such Rotor Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Rotor Material Adverse Effect.

Section 4.2 Authority. Such Rotor Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which such Rotor Party is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Rotor Stockholder Approval and the Merger Sub Sole Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such Rotor Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Rotor Party. This Agreement has been and each Ancillary Document to which such Rotor Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such Rotor Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Rotor Party (assuming this Agreement has been and the Ancillary Documents to which such Rotor Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Rotor Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Government Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance of this Agreement or the Ancillary Documents to which such Rotor Party is or will be a party or bound, or the consummation by such Rotor Party of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Proxy Statement, (c) the Rotor Stockholder Approval, or (d) those the failure of which to obtain or make would not have a Rotor Material Adverse Effect. Neither the execution, delivery and performance by such Rotor Party of this Agreement nor the Ancillary Documents to which such Rotor Party is or will be a party nor the consummation by such Rotor Party of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such Rotor Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancelation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such Rotor Party is a party or by which any such Rotor Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Rotor Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of such Rotor Party, except in the case of clauses (ii) though (iv) above, as would not have a Rotor Material Adverse Effect.

Section 4.4 Brokers. Section 4.4 of the Rotor Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Rotor Parties or any of their respective Affiliates for which any Rotor Party or Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable. Rotor has provided to the Company true, complete and correct copies of each Contract listed on Section 4.4 of the Rotor Schedules.

Section 4.5 Financing. Attached hereto as Exhibit F is a true, correct and complete copy of the form of Subscription Agreement, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the PIPE Investors have agreed to provide the PIPE Financing to Rotor in connection with the transactions contemplated by this Agreement. Each Subscription Agreement is a legal, valid, and binding agreement of Rotor and, to the knowledge of Rotor, the other parties thereto. As of the date hereof, each commitment of PIPE Financing is in full force and effect, and no commitment of PIPE Financing has been withdrawn, rescinded, or terminated. As of the date hereof, Rotor is not in material breach of any of the terms or conditions in the Subscription Agreements nor has any PIPE Investor party thereto notified Rotor of its own material breach of any of the terms or conditions under any Subscription Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach by Rotor of the terms or conditions in the Subscription Agreements. There are no conditions precedent or contingencies to the obligations of the parties under any Subscription Agreement to fund the PIPE Financing Amount, other than as set forth in the Subscription Agreements. There are no other agreements, side letters or arrangements between Rotor and any PIPE Investor relating to any Subscription Agreement that would adversely affect the obligation of the PIPE Investors to contribute to Rotor the applicable portion of the PIPE Financing set forth in the Subscription Agreements, and, as of the date hereof, Rotor does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing not being available to Rotor, immediately following the Closing.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of such Rotor Party expressly for inclusion or incorporation by reference: (a) in the Proxy Statement, at the time it is mailed to the Pre-Closing Rotor Holders, and in the case of any amendment thereto or any Other Required Filing, at the time of such amendment or any Other Required Filing is made, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made. Notwithstanding the foregoing, such Rotor Party makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Section 4.7 Capitalization of the Rotor Parties.

(a) Section 4.7(a) of the Rotor Schedules sets forth as of the date hereof a true, correct, and complete statement of the number and class or series (as applicable) of the issued and outstanding Equity Securities of Rotor. All outstanding Rotor Equity Securities have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Rotor and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Rotor) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in Rotor’s Governing Documents (including the Rotor Stockholder Redemption) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require Rotor to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Rotor, and, except as expressly contemplated by this Agreement the Ancillary Documents, and Rotor’s Governing Documents there is no obligation of Rotor, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities. There are no Equity Securities issued by or to which Rotor is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, in each case, that have not been or will not be waived on or prior to the Effective Time.

(b) As of the date hereof, Rotor has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.8 SEC Filings. Rotor has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Rotor SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement, the “Additional Rotor SEC Reports”). Each of the Rotor SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional Rotor SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Rotor SEC Reports or the Additional Rotor SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Rotor SEC Reports. The Rotor SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any Rotor SEC Report has been superseded by a later timely filed Rotor SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.9 Trust Account. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Agreement, dated January 14, 2021, by and between Rotor and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Rotor SEC Reports to be inaccurate in any material respect or, to Rotor’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) Pre-Closing Rotor Holders who shall have elected to redeem their Rotor Class A Shares pursuant to the Governing Documents of Rotor or (c) if Rotor fails to complete a business combination as contemplated by a Business Combination Proposal within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Rotor (in limited amounts to permit Rotor to pay the expenses of the Trust Account’s liquidation and dissolution) and then Rotor’s public stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Rotor and the Trust Agreement. The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. As of the date hereof, the Trust Account consists of no less than $276,000,000. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in the second sentence of Section 8.18.

Section 4.10 Absence of Changes. Since its inception and ending on the date of this Agreement, (a) no Rotor Material Adverse Effect has occurred, and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Rotor Parties have conducted their business in the ordinary course and (ii) no Rotor Party has taken any action that, if taken during the period from the date of this Agreement until the Closing, would require the consent of the Company pursuant to Section 5.13.

Section 4.11 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to Rotor’s knowledge, threatened against or involving (a) any Rotor Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have a Rotor Material Adverse Effect. No Rotor Party is subject to any outstanding Order that is, or would reasonably be expected to be, material to the Rotor Parties. There are no material Proceedings by a Rotor Party pending, or which a Rotor Party has commenced preparations to initiate, against any other Person.

Section 4.12 Compliance with Applicable Law. Each Rotor Party is (and since its incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Rotor Material Adverse Effect.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Rotor’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) Rotor has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Rotor’s financial reporting and the preparation of Rotor’s financial statements for external purposes in accordance with GAAP and (ii) Rotor has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Rotor is made known to Rotor’s principal executive officer and principal financial officer by others within Rotor.

(b) Rotor has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Rotor is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The Rotor Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “ROT”, the Rotor Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “ROT.WS” and the Rotor Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “ROT.U”. There is no material Proceeding pending or, to the knowledge of Rotor, threatened against Rotor by NYSE or the SEC with respect to any intention by such entity to deregister Rotor Class A Shares, the Rotor Warrants or the Rotor Units or prohibit or terminate the listing of Rotor Class A Shares, the Rotor Warrants or the Rotor Units on NYSE. Neither Rotor nor any of its Affiliates has taken any action that is designed to terminate the registration of Rotor Class A Shares under the Exchange Act.

(d) The Rotor SEC Reports contain true, correct, and complete copies of the applicable Rotor Financial Statements. The Rotor Financial Statements (i) fairly present in all material respects the financial position of Rotor as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Rotor Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its incorporation, Rotor has not received any written notification of any (a) “significant deficiency” in the internal controls over financial reporting of Rotor, (b) “material weakness” in the internal controls over financial reporting of Rotor or (c) fraud, whether or not material, that involves management or other employees of Rotor who have a significant role in the internal controls over financial reporting of Rotor.

Section 4.14 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.13 of the Rotor Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the Rotor Financial Statements included in the Rotor SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Rotor SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (e) incurred in accordance with Section 5.5(d) or as expressly permitted by Section 5.13, (f) that would not be required to be set forth on a balance sheet prepared in accordance with GAAP; provided, that such Liabilities are not material, individually or in the aggregate, to Rotor or (g) that are not and would not reasonably be expected to be, individually or in the aggregate, material to Rotor, Rotor has no Liabilities.

Section 4.15 Tax Matters.

(a) Rotor has prepared and timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and Rotor has timely paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Rotor has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) Rotor is not currently the subject of a Tax Proceeding, and no Tax Proceeding with respect to Rotor has been threatened in writing or, to the knowledge of Rotor, is pending. Rotor has not been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved. All material deficiencies for Taxes asserted or assessed in writing against Rotor have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and no such deficiency has been threatened or proposed in writing against Rotor.

(d) Rotor has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business. Rotor is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to Rotor which agreement or ruling would be effective after the Closing Date.

(f) Rotor is not and has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g) There are no Liens for Taxes on any assets of Rotor other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Rotor Party (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) Rotor (i) has not been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was Rotor) and (ii) does not have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract (other than a Contract the principal purpose of which is not related to Taxes), or otherwise by operation of applicable Law.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where Rotor does not file Tax Returns that Rotor is or may be subject to taxation by that jurisdiction, which claims have not expired or been resolved or withdrawn.

(k) Rotor is not a party to any Tax allocation, Tax sharing, Tax receivable or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and Rotor is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) No Rotor Party has taken, has agreed to take, or intends to take, in each case, any action that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Rotor Parties, no facts or circumstances exist that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 4.16 Employees. Other than any officers as described in the Rotor SEC Reports, Rotor and Merger Sub have never employed any employees. Other than amounts due as set forth in the Rotor SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Rotor’s officers and directors in connection with activities on Rotor’s behalf in an aggregate amount not in excess of the amount of cash held by Rotor outside of the Trust Account and other than any continuing indemnification obligations with respect to its directors and officers pursuant to Rotor’s form of indemnification agreement filed with the Rotor SEC Reports publicly available prior to the date hereof, Rotor has no unsatisfied material liability with respect to any employee, officer or director. Rotor and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Documents nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment by any Rotor Party or any Group Company (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Rotor, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the Rotor, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Rotor or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 4.17  Opinion of Financial Advisor. The Special Committee has received an opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of thereof and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Base Merger Consideration to be paid by Rotor in the Merger is fair, from a financial point of view, to Rotor.

Section 4.18  Rotor Transaction Expenses. Rotor’s good faith estimate of the anticipated Rotor Transaction Expenses as of the Closing are set forth on Section 4.18 of the Rotor Schedules.

Section 4.19  No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than those incident to its existence or as contemplated by this Agreement.

Section 4.20   Not Foreign Person. Rotor hereby represents that (a) it is not a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”) and (b) it does not permit any foreign person affiliated with Rotor, whether affiliated as a limited partner or otherwise, to obtain any of the following with respect to the Company: (i) control (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of the Company (which shall not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture Company products, including processes, techniques, or methods; (iii) membership or observer rights on the Company Board or the right to nominate an individual to a position on the Company Board; or (iv) any involvement (other than through voting of shares) in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

Section 4.21 Investigation; No Other Representations.

(a) Such Rotor Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, such Rotor Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is a party and no other representations or warranties of the Company or any other Person, either express or implied, and such Rotor Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is a party, none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.22   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 AND THE ANCILLARY DOCUMENTS, NO ROTOR PARTY OR ANY OTHER PERSON MAKES, AND EACH ROTOR PARTY EXPRESSLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE EQUITY SECURITIES, BUSINESSES OR ASSETS OF ANY ROTOR PARTY, AND THE COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4 AND THE ANCILLARY DOCUMENTS.

Article 5
COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (i) as required by or expressly permitted by this Agreement or any Ancillary Document (including the Pre-Closing Financing), (ii) as required by applicable Law (including any Pandemic Response Law), (iii) for any commercially reasonable actions taken (or not taken) by a Group Company to mitigate the risk on any of the Group Companies of COVID-19, (iv) as set forth on Section 5.1 of the Company Schedules or (v) as consented to in writing by Rotor, (A) operate the business of the Group Companies in the ordinary course of business; provided that any action taken, or omitted to be taken, that is required by applicable Law shall be deemed to be in the ordinary course of business and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties, goodwill and relationships with the officers, employees, suppliers, partners, customers and other material business relations of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as (i) required by or expressly permitted by this Agreement or any Ancillary Document (including the Pre-Closing Financing), (ii) as required by applicable Law (including any Pandemic Response Law), (iii) for any commercially reasonable actions taken (or not taken) by a Group Company to mitigate the risk on any of the Group Companies of COVID-19, (iv) as set forth on Section 5.1 of the Company Schedules or as consented to in writing by Rotor (such consent, other than in the case of Sections 5.1(b)(i), (ii), (iii), (x), (xiii), (xiv), (xvi) and (xvii) to the extent related to the immediately foregoing matters, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities, or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof;

(iii)   adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company Shareholder Agreements;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any Company Owned Intellectual Property), other than non-exclusive licenses granted to customers to use a Company Product in the ordinary course of business pursuant to a Standard Form or license agreement that does not materially deviate from the allocation of Intellectual Property rights in the Standard Form, or inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens), or (C) disclose any material Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets and other confidential information) or any Software source code;

(v) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Permitted Liens with respect to Subsidiaries of the Company), (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company (except, in each case, (x) as a result of the exercise or conversion of or as otherwise granted in connection with any Equity Rights outstanding as of the date hereof, (y) with respect to any Pre-Closing Financing or (z) as may be permitted by clause (B) of Section 5.1(b)(viii)) or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act), except pursuant to the proposed facilities set forth in Section 5.1(b)(vi) of the Company Schedules;

(vii) with respect to a Group Company, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than any capital contributions by a Group Company in another wholly owned Group Company in the ordinary course of business and the reimbursement of expenses of employees in the ordinary course of business;

(viii) (A) except as required under the terms of any Employee Benefit Plan of the Group Companies that is set forth on Section 3.11(a) of the Company Schedules, adopt or enter into any Company Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Plan if in effect as of the date hereof (other than offer letters entered into with new hire employees) or (B) change compensation or benefits, except for (x) at any time prior to the filing of the final Proxy Statement, changes in the Company’s reasonable discretion or (y) at any time after the filing of the final Proxy Statement, changes in the Company’s reasonable discretion that would not reasonably be expected to require a supplement to the final Proxy Statement under applicable Federal Securities Laws;

(ix) make, change or revoke any material election concerning Taxes, adopt or change any accounting method concerning Taxes, change any Tax accounting period, amend any material Tax Return, enter into any material Tax closing agreement, settle or surrender any material Tax Proceeding, fail to pay any material Tax when due (including any material estimated Tax payments), fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any material Tax Return in a manner that materially differs from past practice, enter into any Tax sharing, Tax allocation, Tax receivable, Tax indemnity agreement or other similar agreement (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), or surrender any right to claim any refund of a material amount of Taxes;

(x) take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment;

(xi) change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

(xii) enter into any settlement, conciliation or similar Contract, in each case, that (a) would be material to the Group Companies, taken as a whole, or (b) involves any criminal misconduct or any admission or wrongdoing by any Group Company, or (c) that is brought by or on behalf of any Pre-Closing Holder;

(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

(xiv) with respect to any Group Company, enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Group Companies;

(xv) change any insurance policy or plan of a Group Company in effect as of the date hereof or allow such policy or plan to lapse, in each case without using commercially reasonable efforts to obtain a reasonable replacement thereof;

(xvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by Section 5.11) any Pre-Closing Holder Related Party Transactions;

(xvii) terminate or amend in a manner that is materially adverse to the Group Companies any Material Contract (excluding, for the avoidance of doubt, any expiration of any Material Contract pursuant to its terms or any amendment in connection with an action that would be permitted by clause (B) of Section 5.1(b)(viii)); and

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give Rotor, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, including clause (b) below, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Without limiting the generality of the foregoing, each Party shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents, including taking all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, unless such action, individually or together with all other actions, would have a Company Material Adverse Effect. Without the prior written consent of all Parties, no Party shall be permitted to take (or commit to take) any action if such action, individually or together with all other actions taken by the Parties, would have a Company Material Adverse Effect. Nothing in this Section 5.2 obligates any Affiliate of Sponsor to agree to (1) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Affiliate, (2) terminate, amend or assign existing relationships and contractual rights or obligations, (3) amend, assign or terminate existing licenses or other agreements, or (4) enter into new licenses or other agreements.

(b) Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement and (ii) respond as promptly as practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees in connection with the HSR Act shall be Rotor Transaction Expenses. Each Party shall promptly inform the other Parties of any material communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Rotor and the Company.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Rotor Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Rotor Party) or Rotor and its counsel (in the case of the Company), a reasonable opportunity to review in advance (subject to appropriate redactions for confidentiality and attorney-client privilege concerns), and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Rotor Party, the Company, or, in the case of the Company, Rotor, in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of any Rotor Party, the Company, or, in the case of the Company, Rotor, the opportunity to attend and participate in such meeting or discussion (which, at the request of Rotor, will be limited to outside antitrust counsel only).

(d) In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to Rotor, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided that nothing herein shall require a Party or any of its respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be Company Expenses.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Access to Information. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide, or cause to be provided, to Rotor and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies); provided that such access may be limited by the Group Companies in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such Group Companies’ Representatives or (2) in order to comply with any applicable Pandemic Response Law (provided that, in case of each of (1) and (2), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information, in a manner without risking the health and safety of such Persons or violating such Pandemic Response Laws). All of such information shall be treated as “Confidential Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to disclose to Rotor or any of its Representatives any information (i) if and to the extent doing so (A) would violate any applicable Law, (B) is likely, as reasonably determined upon the advice of outside legal counsel, to result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in case of each of (A) and (B), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law), (ii) if any Group Company, on the one hand, and Rotor or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, or (iii) that is a Trade Secret. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and Rotor, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is a Rotor Party, or Rotor, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor, Rotor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, between the date hereof and the Closing Date, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of Rotor (not to be unreasonably withheld, delayed or conditioned).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Rotor prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Rotor shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Rotor shall consider such comments in good faith. The Company, Rotor and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Rotor shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Rotor shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c) Without limiting the foregoing, from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall maintain, and shall cause its Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding Rotor or any of its Affiliates, including this Agreement and its terms and conditions (“Rotor Confidential Information”), to maintain such Rotor Confidential Information, in confidence, and such information shall not be disclosed or used by the Company or its Affiliates for any purpose without Rotor’s prior written consent, unless such information is: (i) otherwise publicly available through no breach by the Company or its Affiliates of this Section 5.4(c), (ii) required to be disclosed by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify Rotor in advance of such disclosure, or (iii) disclosed or used in connection with any Proceeding to enforce the rights of the Company or its Affiliates under this Agreement or any Ancillary Document.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Rotor agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Group Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the Business) (the “Company D&O Persons”) and (y) Rotor and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Rotor and its Subsidiaries) (the “Rotor D&O Persons” together with the Company D&O Persons, the “D&O Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Rotor or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Persons (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement). Without limiting the foregoing, Rotor agrees that (i) all rights to indemnification or exculpation now existing in favor of the D&O Persons, as provided in a Group Company’s or Rotor’s or any of Rotor’s Subsidiaries’ Governing Documents, as applicable, or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) Rotor, its Subsidiaries and the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Rotor shall, and shall cause its Subsidiaries and the Group Companies to advance expenses in connection with such indemnification as provided in Rotor’s, Rotor’s Subsidiaries or such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of Rotor’s, Rotor’s Subsidiaries’ or the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were D&O Persons to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company, Rotor or any Subsidiary of Rotor prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Rotor nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Rotor shall cause the Group Companies to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date hereof (the “Company D&O Tail Policy”). Such Company D&O Tail Policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies shall not pay a premium for a Company D&O Tail Policy in excess of 300% of the most recent annual premium paid by the Group Companies, as applicable, prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) Prior to the Effective Time, Rotor shall purchase a prepaid “tail” policy (a “Rotor Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Rotor’s as of the date hereof, which Rotor Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Rotor in connection with its initial public offering; provided that Rotor shall not pay a premium for a Rotor Tail Policy in excess of 300% of the most recent annual premium paid by Rotor prior to the date of this Agreement and, in such event, Rotor shall purchase the maximum coverage available for 300% of the most recent annual premium paid by Rotor prior to the date of this Agreement.

(e) If Rotor, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Rotor or such Group Company shall assume all of the obligations set forth in this Section 5.5.

(f) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third-party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Rotor and the Group Companies.

Section 5.6 Tax Matters.

(a) Tax Treatment.

(i) Each of the Parties intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Each Party (A) shall, and shall cause its respective Affiliates to, use reasonable best efforts to ensure the Merger qualifies for the Intended Tax Treatment, and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in Tax Returns, Tax Proceedings, or otherwise) such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code and (B) shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(ii) The Rotor Parties and the Company hereby adopt this Agreement as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) FIRPTA Certificate. Rotor hereby requests, and the Company shall deliver to Rotor prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that the equity interests in the Company are not “United States real property interests” (as defined in Section 897(c)(1) of the Code), (ii) a copy of the notification provided to the Internal Revenue Service regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (iii) a duly executed IRS Form W-9 from the Company, in each case in form and substance reasonably acceptable to Rotor.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in their possession relating to Tax matters with respect to the Group Companies relating to any taxable periods (or portions thereof) before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to the other Party.

Section 5.7 Financing.

(a) Rotor shall use its reasonable best efforts to obtain the PIPE Financing (and the Company shall reasonably cooperate with Rotor in connection thereto) on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Rotor set forth in the applicable Subscription Agreements within its control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. Rotor shall give the Company prompt written notice upon having actual knowledge of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 5.7(a) or Section 5.7(b), Rotor shall not, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of adversely affecting in any respect the ability of Rotor to timely consummate the transactions contemplated by this Agreement, including by reducing the aggregate amount of the PIPE Financing contemplated in the Subscription Agreements such that the Aggregate Rotor Transaction Proceeds would not be sufficient to satisfy the condition set forth in Section 6.1(h).

(b) If all or any portion of the PIPE Financing becomes unavailable, (i) Rotor shall promptly use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the PIPE Financing Amount (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that Rotor is able to obtain any Alternative PIPE Financing, Rotor shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Rotor Class A Shares containing terms and conditions not less favorable from the standpoint of Rotor and the Affiliates of Rotor party thereto than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of Rotor). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Rotor Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, Rotor may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent reasonably acceptable to the Company, any additional third-party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Cash Condition).

Section 5.8 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms and conditions, the Company shall not, and shall cause its Representatives and Subsidiaries not to: (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO, debt or equity refinancing or recapitalization of the Company or any or all of its Subsidiaries, or any of the securities, business, properties or assets of the Company or any or all of its Subsidiaries, or other offers that would require the Company to abandon the transactions contemplated hereby (each such transaction prohibited by this sentence, an “Acquisition Proposal,” provided that, for the avoidance of doubt, none of the Pre-Closing Financing (if any), this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal. The Company agrees to (A) notify Rotor promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any request for non-public information of, or an Acquisition Proposal for, it or any of its Subsidiaries, and to describe the material terms and conditions of any such request or Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep Rotor fully informed on a current basis of any modifications to such request, offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Rotor and its Representatives) that may be ongoing with respect to an Acquisition Proposal, terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Pre-Closing Holder is a party, and shall promptly following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with an Acquisition Proposal, which written request shall instruct such Person to return or confirm (in writing, email being sufficient) destruction of all such confidential information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Rotor Parties shall not, and each of them shall cause their Representatives not to on behalf of the Rotor Parties, directly or indirectly: (i) accept, initiate, respond to, knowingly encourage, solicit, negotiate, provide information with respect to or discuss other offers with respect to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or similar business combination with any Person other than the Company and its Representatives (each, a “Rotor Proposal”), (ii) issue or execute any Contract, indication of interest, memorandum of understanding, letter of intent, or any other similar agreement with respect to a Rotor Proposal, or (iii) commence, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way in connection with a Rotor Proposal. Notwithstanding the foregoing, Rotor’s Affiliates (including Affiliates of Sponsor) shall not be restricted in any way with respect to the pursuit by such Affiliates of any transaction not related to Rotor.

Section 5.9 Preparation of Proxy Statement. As promptly as reasonably practicable after the date hereof, Rotor shall, with the assistance of the Company pursuant to this Section 5.9, prepare and, following delivery of the PCAOB Financials to Rotor pursuant to Section 5.16(a), file with the SEC, the Proxy Statement (it being understood that the Proxy Statement shall include a proxy statement which will be used for the purpose of soliciting proxies from the stockholders of Rotor at the Rotor Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Rotor’s Governing Documents and applicable Law, including any applicable Federal Securities Laws) in which Rotor shall (a) provide the stockholders of Rotor with the opportunity to redeem the Rotor Class A Shares pursuant to a Rotor Stockholder Redemption, and (b) solicit proxies from the stockholders of Rotor to vote at the Rotor Stockholders Meeting in favor of the Transaction Proposals, each in accordance with and as required by Rotor’s Governing Documents, applicable Federal Securities Laws. The Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing each of the preliminary and final Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by Rotor). Rotor shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior written consent (email being sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Rotor shall use its reasonable best efforts, with the assistance of the other Parties hereto, to promptly respond to any comments, requests to amend or requests for additional information with respect to the Proxy Statement by the SEC. Each of Rotor and the Company shall promptly furnish to the other all information concerning such Party, its Affiliates and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for inclusion in any other statement, filing, notice or application made by or on behalf of Rotor to the SEC or applicable Stock Exchange in connection with the transactions contemplated by this Agreement and the Ancillary Documents (the “Other Required Filings”). Each of Rotor and the Company shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Rotor shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Rotor’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Rotor’s Governing Documents. The Parties will notify each other promptly of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or any Other Required Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. Without limiting the generality of the foregoing, (1) the Rotor Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company the opportunity to participate in such meetings or discussion and (2) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity regarding the matters contemplated by this Section 5.9 without first consulting with Rotor and providing Rotor the opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion in the Proxy Statement or any Other Required Filing will, at the time the Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it is mailed to Rotor’s stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10 Rotor Party Approvals.

(a) As promptly as practicable after the final Proxy Statement is mailed to Rotor’s stockholders and, in any event within thirty (30) days of the mailing of the Proxy Statement to Rotor’s stockholders, Rotor shall (i) duly give notice of and (ii) duly convene and hold a meeting of its stockholders (the “Rotor Stockholders Meeting”), in each case in accordance with the Governing Documents of Rotor, applicable Law and the applicable Federal Securities Laws, for the purposes of obtaining the Rotor Stockholder Approval and the Equity Plan Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a Rotor Stockholder Redemption. Rotor shall, through its board of directors acting upon recommendation of the Special Committee, recommend to its stockholders the (A) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Proxy Statement (the “Business Combination Proposal”); (B) approval of the Merger; (C) approval of the issuance of the Rotor Common Shares constituting the Total Merger Consideration pursuant to Article 2; (D) adoption and approval of the equity incentive plan and employee stock purchase plan in the forms attached hereto as Exhibit G-1 and Exhibit G-2, respectively (“New Incentive Plans”); (E) adoption and approval of amendments to the Governing Documents of Rotor in substantially the form attached as Exhibit H hereto; (F) the appointment of the directors to the Rotor Board in accordance with Section 5.17(b) and the designation of the classes of such appointees to the Rotor Board; (G) adoption and approval of any other proposals as either the SEC or applicable Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Rotor and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; and (H) the adjournment of the Rotor Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H) together, the “Transaction Proposals”); provided that Rotor may postpone or adjourn the Rotor Stockholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Rotor Stockholder Approval and the Equity Plan Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Rotor has determined based on advice of outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Rotor prior to the Rotor Stockholders Meeting; provided, further, that the board of directors of Rotor, acting upon recommendation of the Special Committee, may change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors and based on recommendation of the Special Committee, that an Intervening Event has occurred and that, as a result thereof, a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the board of directors of Rotor under applicable Law. Rotor agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Rotor Stockholders Meeting for the purpose of seeking approval of the Transaction Proposals shall not be affected by any intervening event or circumstance, including an Intervening Event, and Rotor agrees to establish a record date for, duly call, give notice of, convene and hold the Rotor Stockholders Meeting and submit for the approval of its stockholders the Transaction Proposals, in each case in accordance with this Agreement, regardless of any intervening event or circumstance, including an Intervening Event. Notwithstanding anything to the contrary in this Agreement, Rotor will not be required to convene and hold the Rotor Stockholders Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to Rotor’s stockholders.

(b) As promptly as practicable after the final Proxy Statement is mailed to Rotor’s stockholders and, in any event within five (5) days of the mailing of the Proxy Statement to Rotor’s stockholders, Rotor shall take all actions necessary under applicable law to obtain, and then deliver as promptly as practicable thereafter to the Company, the Merger Sub Sole Stockholder Approval by irrevocable written consent pursuant to Section 228(a) and 252(c) of the DGCL and the Merger Sub’s Governing Documents.

Section 5.11 Pre-Closing Holder Related Party Transactions. The Company shall (and shall cause the Group Companies to) take all reasonable best efforts to terminate (in form and substance reasonably satisfactory to Rotor) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.11 of the Company Schedules, with no further Liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, Rotor) with respect thereto.

Section 5.12 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Federal Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Rotor (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Rotor in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.13 Conduct of Business of Rotor. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Rotor shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable Securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Rotor Common Shares and the Rotor Warrants on NYSE and (y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.13 of the Rotor Schedules, pursuant to any PIPE Financing and/or Alternative PIPE Financing pursuant to the terms and conditions thereof and, if applicable, Section 5.7(b), or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of Rotor or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Rotor or any of its Subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Rotor or any of its Affiliates, other than, for the avoidance of doubt, for the Rotor Stockholder Redemption;

(c) incur, create or assume any Indebtedness for borrowed money, other than up to $1,500,000 in non-interest bearing working capital loans that do not have any prepayment or repayment premiums, penalties, breakage or similar costs if it were to be prepaid or repaid in full;

(d) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Rotor or any of its Subsidiaries;

(e) issue any Equity Securities of Rotor or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of any of Rotor or any of its wholly owned Subsidiaries;

(f) enter into, renew, modify or revise any Contract with an Affiliate of Rotor without the prior written consent of the Special Committee, other than in connection with any non-interest bearing working capital loans that would be permitted by Section 5.13(c);

(g) engage in any new line of business or engage in any commercial activities (other than to consummate the transactions contemplated hereby);

(h) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(i) take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable securities Laws or (C) the listing of the Rotor Common Shares on NYSE; or

(j) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.13.

Section 5.14 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Rotor shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Stockholders pursuant to the Rotor Stockholder Redemption, (y) pay the amounts due to the underwriters of Rotor’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to Rotor in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.15 Merger Written Consent.

(a) Immediately following the execution of this Agreement, the Company shall take all actions necessary to obtain, and then deliver as promptly as practicable thereafter, an irrevocable written consent from Pre-Closing Holders substantially in the form attached as Exhibit I, who, collectively, constitute a Requisite Threshold, that approves this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger) pursuant to the Act and the Company’s Governing Documents and the Company Shareholder Agreements (the “Merger Written Consent”). The Company shall take all actions necessary pursuant to the Company’s Governing Documents and the Company Shareholder Agreements to provide all required notices to the Pre-Closing Holders entitled thereto in connection with obtaining such Merger Written Consent, including notice of the Company Preferred Conversion pursuant to the Conversion Written Consent. Upon receipt of the Merger Written Consent, the Company shall promptly deliver a copy thereof to Rotor.

(b) As promptly as practicable after the final Proxy Statement is mailed to Rotor’s stockholders, and in any event within five (5) Business Days of the mailing of the Proxy Statement, the Company shall cause to be delivered to each Pre-Closing Holder a notice, which shall include copies of this Agreement, the Proxy Statement, the proposed form of Merger Written Consent, and, as applicable, the Registration Rights Agreement and the Lock-Up Agreement (“Company Stockholder Package”), stating (i) that the Board of Directors recommends that each holder of Company Stock approve the Merger by execution of the Merger Written Consent and (ii) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package. The Company shall use commercially reasonable efforts to obtain from each holder of Company Stock executed copies of the Company Stockholder Package, including the Lock-Up Agreement, at or prior to the Closing.

Section 5.16   PCAOB Financials.

(a) The Company shall use reasonable best efforts to deliver to Rotor, as promptly as practicable after the date hereof, the Audited Financials, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “PCAOB Financials”). All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be Company Expenses.

(b) The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist Rotor and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Proxy Statement and any other filings to be made by Rotor with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall deliver to Rotor unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the fiscal month following the date hereof and for each fiscal month and quarter thereafter, with respect to monthly financial statements, within fifteen (15) days following the end of each such month and with respect to quarterly financial statements, within thirty (30) days following the end of each such fiscal quarter (as applicable).

Section 5.17   Post-Closing Directors and Officers.

(a) The Parties shall take all such action within its power as may be necessary or appropriate such that effective as of the Closing: (i) the Governing Documents of Rotor are substantially in the form attached as Exhibit H; (ii) the initial members of the board of directors of Rotor (the “Rotor Board”) immediately after the Closing shall be (A) no less than five (5) but no greater than seven (7) members to be selected by the Company (and, for clarity, with the number of such members to be determined by the Company in its sole discretion) and (B) two (2) members to be selected by the Special Committee on behalf of Rotor; and (iii) the initial members of the compensation committee, audit committee and nominating committee of the Rotor Board shall be mutually determined by the Parties.

(b) The Persons selected by the respective Parties in accordance with Section 5.17(a)(ii) shall be the directors of the Rotor Board. Rotor and the Company may replace their respective Rotor Board nominees with any individual prior to the filing of the final Proxy Statement with the SEC by written notice to the other party, identifying such replacement individual.

(c) The officers of the Company as of immediately prior to the Closing (or such other Persons as the Parties may mutually agree) shall be the officers of Rotor immediately after the Closing, with each such individual holding the title he or she currently holds.

(d) Prior to the Effective Time, the Parties shall take all action necessary to effectuate the provisions of this Section 5.17.

Section 5.18 Certain Other Covenants. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that would reasonably be expected to (1) with respect to the Company, be a Company Material Adverse Effect or, with respect to Rotor, be a Rotor Material Adverse Effect or (2) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing, the Parties shall (i) promptly inform the other Parties in the event any Proceeding is brought (1) with respect to any Group Company, against such Group Company by or on behalf of any Pre-Closing Holder or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Shareholder Agreements, or (2) with respect to Rotor, against a Rotor Party by or on behalf of any holder of Equity Securities in Rotor or any holder of Equity Securities in Rotor provides notice to a Rotor Party that it is or may be in violation or breach of any of their respective Governing Documents or any Contract to which they are bound, and (ii) keep the other Parties reasonably apprised of the status of any pending material Proceedings and promptly deliver copies to the other Parties of all material pleadings, motions and other documents relating thereto upon filing or delivering such pleadings, motions or other documents, or in the event such Party is the recipient of such pleadings, motions or other documents, promptly following such receipt; provided, however, that such Party may not deliver such documents if prohibited by Law or if delivery would, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided that, in each case, such Party shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (1) such materials as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) and (2) such other information, in a manner without violating such privilege or Law). No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached.

Section 5.19 Section 280G. If and to the extent Rotor and the Company agree in good faith that the transactions contemplated by this Agreement constitute a “change in control event” within the meaning of Section 280G of the Code, the Company shall (a) prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who would receive or retain any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) and (b) prior to the Closing Date submit to a Company shareholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Rotor for its review and comment no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall consider in good faith any comments provided by Rotor. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Rotor evidence reasonably acceptable to Rotor that a vote of the Company shareholders was solicited in accordance with the foregoing provisions of this Section 5.19 and that either (i) the requisite number of votes of the Company shareholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

Section 5.20 Employee Matters.

(a) The Company shall use commercially reasonable efforts to cause certain executives of the Company as identified by the Company in consultation with Rotor to enter into new employment agreements (each, an “Employment Agreement”) with the Company or Rotor, to be effective as of the Closing Date, with such employment agreements to be in form and substance reasonably satisfactory to the Company and Rotor.

(b) Rotor shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Rotor shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c) Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing in accordance with Company policy as in effect immediately prior to the Closing.

(d) The provisions of this Section 5.20 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Rotor, the Surviving Corporation and each of its subsidiaries to continue any Company Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 5.21 Section 16 Matters. Prior to the Effective Time, Rotor shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of shares of Rotor Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.22 Listing. Rotor will use its commercially reasonable efforts to cause the Rotor Class A Shares issued in connection with the transactions contemplated by this Agreement to be approved for listing on a Stock Exchange (to be selected by the Company and Rotor as promptly as practicable following the date hereof). During the period from the date of this Agreement until the Closing, Rotor shall use its commercially reasonable efforts to keep the Rotor Units, Rotor Class A Shares and Rotor Warrants listed for trading on the NYSE.

Article 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents, shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect;

(c) the Rotor Class A Shares to be issued pursuant to this Agreement shall be listed on an applicable Stock Exchange (to be selected by the Company and Rotor as promptly as practicable following the date hereof) upon the Closing, subject to any compliance extension or ability to remedy non-compliance, in each case as permitted by such Stock Exchange continued listing rules;

(d) the Rotor Stockholder Approval shall have been obtained and remain in full force and effect;

(e) the Required Company Shareholder Approval shall have been obtained and remain in full force and effect;

(f) the Merger Sub Sole Stockholder Approval shall have been obtained and remain in full force and effect; and

(g) Rotor shall have at least $5,000,001 of net tangible assets following the exercise of Rotor Stockholder Redemption in accordance with the Rotor Governing Documents.

Section 6.2 Other Conditions to the Obligations of the Rotor Parties. The obligations of the Rotor Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Rotor (on behalf of itself and the other Rotor Parties), upon recommendation of the Special Committee, of the following further conditions:

(a) (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.1(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 3.1(a) and clause (a) of Section 3.8 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and (iii) each of the other representations and warranties of the Company set forth in Article 3 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.2(d)(iii)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement (including the Company Schedules) and each of the Ancillary Documents at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Rotor the following documents:

(i) certificates duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a) and Section 6.2(b) are satisfied, in each case, in form and substance reasonably satisfactory to Rotor;

(ii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii) a copy of the Exchange Agent Agreement, duly executed by the Company and the Exchange Agent;

(e) the Merger Written Consent shall have been obtained and remain in full force and effect;

(f) the Conversion Written Consent shall have been obtained and remain in full force and effect;

(g) Rotor shall have received Employment Agreements, in each case effective as of the Closing and in a reasonable and customary form, between certain executives of the Company set forth on Schedule 6.2(g), and Rotor, each such Employment Agreement duly executed by the employee parties thereto;

(h) the Company Warrants Exercise shall have occurred as contemplated by the Warrant Exercise Notices (other than as a result of any breach or nonfulfillment of any obligation on the part of the holder of any Company Warrants).

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Rotor Fundamental Representations (other than the representations and warranties set forth in Section 4.1(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Rotor Material Adverse Effect” or any similar limitations set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Section 4.1(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date and (iii) the representations and warranties set forth in Article 4 (other than the Rotor Fundamental Representations), without giving effect to any limitation as to “materiality” or “Rotor Material Adverse Effect” or any similar limitations set forth therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.3(a)(iii)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Rotor Material Adverse Effect;

(b) the Rotor Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement and each of the Ancillary Documents at or prior to the Closing;

(c) there shall not have occurred any amendment or modification to the Waiver Agreement, other than as consented to in writing by the Company after the date hereof;

(d) at or prior to the Closing, Rotor shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Rotor, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;

(ii) a copy of the Exchange Agent Agreement, duly executed by Rotor, the Sponsor and the Exchange Agent;

(iii) the Amended and Restated Charter of Rotor in the form included in Exhibit H (or with such changes as may be reasonably approved by the Company and Rotor) shall have been filed with the Secretary of State of Delaware;

(iv) a copy of the Registration Rights Agreement, duly executed by Rotor and the Sponsor; and

(v) written resignations of all directors of Rotor as of immediately prior to the Closing other than those persons identified as continuing directors in accordance with Section 5.17, duly executed by such directors and effective as of the Effective Time; and

(e) the Aggregate Rotor Transaction Proceeds shall be greater than or equal to $200,000,000 (the “Minimum Cash Condition”).

Section 6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article 7
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Rotor and the Company;

(b) by Rotor, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company, and (ii) the Termination Date; provided, however, that no Rotor Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Rotor Party has failed to perform any covenant or agreement on the part of such applicable Rotor Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Rotor and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Rotor or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the date that is six (6) months after the date hereof (as extended pursuant to this Section 7.1(d), the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Rotor if any Rotor Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (iii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any Party against whom a Proceeding is brought by another Party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith in accordance with Section 8.17 (which prohibition on such Party’s right to terminate this Agreement shall be applicable solely during, and shall continue throughout the pendency of such Proceeding); provided, further, that the Termination Date shall be automatically extended on a day-for-day basis for each day of any delay to the applicable waiting or review periods, or any extension thereof (but in any case, to no later than the date that is seven (7) months after the date hereof), by any Governmental Entity or applicable Stock Exchange (including any specific request from any Governmental Entity or applicable Stock Exchange to delay filings or for additional time to review the transactions contemplated hereby) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Entity to the extent required to satisfy the condition set forth in Section 6.1(b);

(e) by either Rotor or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;

(f) by either Rotor or the Company if the Rotor Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Rotor’s stockholders have duly voted, and the Rotor Stockholder Approval was not obtained;

(g) by Rotor if the Conversion Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded and no longer effective to approve the Company Preferred Conversion;

(h) by the Company if a Change in Recommendation shall have occurred, provided that in the case of this clause (h), the Company exercises its termination right within ten (10) Business Days after such Change in Recommendation;

(i) by Rotor if (i) the Merger Written Consent referred to in Section 5.15(a) is not received by Rotor within twenty four (24) hours after the execution of this Agreement (provided that Rotor’s right to terminate this Agreement pursuant to this Section 7.1(i)(i) shall expire at the time that the Merger Written Consent referred to in Section 5.15(a) is received by Rotor) or, (ii) thereafter, such Merger Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded and no longer effective to approve the Merger; or

(j) by Rotor if the Company shall have failed to deliver the PCAOB Financials to Rotor on or prior to 5:00 pm Eastern Time on April 15, 2021.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain a valid and binding obligation of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for (i) a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or (ii) Fraud. Without limiting the foregoing, and except as provided in this Section 7.2 (including clause (i) and (ii) of the immediately preceding sentence, but subject to Section 8.18), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.17, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to this Article 7.

Article 8
MISCELLANEOUS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Rotor and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Rotor and the Company; provided that in the case of obtaining Rotor’s approval, prior to the Closing, of any amendments that would affect in any material respect the Closing Merger Consideration, the Contingent Merger Consideration or the Governing Documents of Rotor attached as Exhibit H hereto, the Special Committee shall first approve such amendments in writing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to any Rotor Party, prior to the Closing, to:

c/o Rotor Acquisition Corp.
405 Lexington Avenue
New York, New York 10174

Attn:	Amy Salerno
E-mail:	info@rotoracquisition.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5306

Attention:	Mark Director
Evan	D’Amico

Email:	MDirector@gibsondunn.com

EDAmico@gibsondun.com

and

Milbank LLP
55 Hudson Yards
New York, NY 10001

Attention:	Scott Golenbock

Iliana Ongun

Email:	sgolenbock@milbank.com

iongun@milbank.com

(b)	If to the Company, to:

Sarcos Corp.
360 Wakara Way
Salt Lake City, Utah 84108

Attention:	Ben Wolff

Julie Wolff

E-mail:	b.wolff@sarcos.com

j.wolff@sarcos.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
633 West Fifth Street, Suite 1550
Los Angeles, CA 90071

Attention:	Kathy H. Ku
Email:	kku@wsgr.com

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, WA 98104-7036

Attention:	Patrick Schultheis
Michael Nordtvedt
Matt Squires
Email:	pschultheis@wsgr.com
mnordtvedt@wsgr.com
msquires@wsgr.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and Rotor shall pay, or cause to be paid, all Rotor Transaction Expenses, and (b) if the Closing occurs, then Rotor shall pay, or cause to be paid, (i) all accrued and unpaid Rotor Transaction Expenses and (ii) all accrued and unpaid Company Expenses and (collectively, “Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Rotor by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Rotor, any documents or other materials posted to the electronic data room located at https://datasite.com, as of 5:00 p.m., Eastern Time, or otherwise provided by e-mail from counsel to the Company, on the one hand, to counsel to Rotor or the Special Committee, on the other hand, in either case, at least two (2) Business Days prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; (m) whenever the words “in the ordinary course of business,” “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. Any item disclosed in the Company Schedules or in the Rotor Schedules corresponding to any section or subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the Rotor Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the Rotor Schedules), as applicable, where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Schedules or the Rotor Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Company Schedules or Rotor Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders to receive the Total Merger Consideration due to such holders thereunder pursuant to the Allocation Schedule), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Nonparty Affiliates) and (d) Section 5.4, Section 8.4 and Section 8.13 and (e) this Section 8.9 (which shall be for the benefit of any Person described in clause (a) through (d), inclusive, with respect to any matters for which such Person is referenced in this Section 8.9).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 8.12 Knowledge of Company; Knowledge of Rotor. For all purposes of this Agreement, the phrases “to the Company’s knowledge,” “known by the Company,” and “known to the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Schedules, assuming reasonable due inquiry and investigation. For all purposes of this Agreement, the phrase “to Rotor’s knowledge” and “to the knowledge of Rotor” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Rotor Schedules, assuming reasonable due inquiry and investigation. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the Rotor Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Notwithstanding anything to the contrary set forth herein, except in the case of Fraud, all Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement) or any transactions contemplated by this Agreement, may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth herein, except in the case of Fraud, no Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Rotor, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach or any transactions contemplated by this Agreement, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

Section 8.14 Extension; Waiver. The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any Rotor Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any Rotor Party set forth herein, or (c) waive compliance by any Rotor Party with any of the agreements or conditions set forth herein. Rotor may, prior to the Closing, (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.16 Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.

Section 8.17  Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of Rotor, filed with the Securities and Exchange Commission (File No. 333-251521) (the “Prospectus”), and dated as of January 14, 2021. The Company represents and warrants that it has read the Prospectus and understands that Rotor has established a trust account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Account”) initially in an approximate amount of $276 million for the benefit of Rotor’s public stockholders (the “Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except with respect to interest earned on the funds held in the Trust Account that may be released to Rotor to pay its taxes, if any, Rotor may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem Rotor Class A Shares in connection with the consummation of Rotor’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an amendment to Rotor’s certificate of incorporation, (ii) to the Public Stockholders if Rotor fails to consummate a Business Combination within eighteen (18) months from the closing of the IPO, or (iii) to Rotor after or concurrently with the consummation of a Business Combination. For and in consideration of Rotor entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account (or distributions therefrom other than distributions to Rotor), or make any claim against, the Trust Account, with respect to claims arising out of this Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to as the “Claims”). The Company hereby irrevocably waives any Claims it may have against the Trust Account (including any distributions therefrom other than distributions to Rotor) now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account (including any distributions therefrom other than distributions to Rotor) for Claims arising out of this Agreement or the transactions contemplated hereby; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Rotor (or any successor entity) or any other person for legal relief against monies or other assets of Rotor (or any successor entity) held outside of the Trust Account or for specific performance or other equitable relief in connection with this Agreement to the extent permitted hereunder.

*     *     *     *    *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

ROTOR ACQUISITION CORP.

By:	/s/ Amy Salerno
Name:	Amy Salerno
Title:	Chief Financial Officer

ROTOR MERGER SUB CORP.

By:	/s/ Amy Salerno
Name:	Amy Salerno
Title:	Director

Signature page to Agreement and Plan of Merger

SARCOS CORP.

By:	/s/ Ben Wolff
Name:	Ben Wolff
Title:	CEO

Signature page to Agreement and Plan of Merger